Exhibit 10.25

Execution Copy

OFFICE LEASE

Between

111 N. CANAL, LLC, as Landlord

and

VIVID SEATS LTD., as Tenant

111 North Canal Street, Chicago, Illinois

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EXHIBITS

EXHIBIT A	Floor Plans of Premises
EXHIBIT B	Base Rent Schedule
EXHIBIT C	Workletter
EXHIBIT D	Rules and Regulations
EXHIBIT E	Cleaning Specifications
EXHIBIT F	Form of Commencement Date Certificate

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OFFICE LEASE

THIS LEASE made as of the 30th day of April, 2014 between 111 N. Canal, LLC, a Delaware limited liability company (“Landlord”) and Vivid Seats Ltd., an Illinois corporation (“Tenant”).

WITNESSETH:

ARTICLE 1

Premises and Term

A. Premises.

1. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord certain premises in the building located at 111 North Canal Street, Chicago, Illinois, (the “Building”) being approximately 30,951 square feet of Rentable Area (as hereinafter defined) located on the north side of the 8th floor of the Building as shown on Exhibit A attached hereto (together with non-exclusive rights to common areas within the Building, the “Premises”). The land upon which the Building is located (the “Land”), the Building and all other improvements on the Land are hereinafter collectively referred to as the “Property.”

2. For purposes of this Lease, the term “Rentable Area” shall mean, in respect of any space, the rentable area or the sum of the rentable areas of such space determined in accordance with the methods of measuring rentable area and usable area as described in The Standard Method for Measuring Floor Area in Office Buildings ANSI Z65.1-2010, Method B, promulgated by The Building Owners and Managers Association (BOMA) International (the “Measurement Method”). Landlord may remeasure the Rentable Area of the Building from time to time in accordance with the Measurement Method; provided that no such re-measurement shall cause a revision or adjustment of the Rentable Area contained in the Premises.

B. Term. The term (“Term”) of this Lease shall commence on the date (the “Commencement Date”) that is earlier to occur of (a) the date on which Tenant commences business operations in the Premises and (b) one hundred twenty (120) days after Landlord’s Work (as defined in the Workletter attached hereto as Exhibit C (the “Workletter”)) in the Premises has been substantially completed, as such date is determined pursuant to the Workletter. The Term shall end on the day immediately preceding the eleventh (11th) anniversary of the Commencement Date provided that, if the Commencement Date does not occur on the first day of a month, the Term shall end on the last day of the 132nd full calendar month following the Commencement Date (such later date being hereinafter referred to as the “Expiration Date”), unless sooner terminated pursuant to the terms of this Lease. Promptly after the occurrence of the Commencement Date, Landlord and Tenant shall execute a certificate confirming the actual Commencement Date and all other related dates under this Lease in the form of Exhibit F attached hereto and made a part hereof. It is expressly agreed to and acknowledged by the Landlord and Tenant that the terms of the Workletter are incorporated herein and made a part hereof.

ARTICLE 2

Base Rent

A. Tenant shall pay to Landlord annual fixed rent (“Base Rent”) with respect to the Premises according to the Base Rent schedule attached hereto as Exhibit B. Except as otherwise expressly specified herein and subject to any credits against Base Rent as set forth in this Lease or in the Workletter, Base Rent shall be payable in equal monthly installments over such year, each installment being payable in advance on the first day of each and every calendar month during the Term, except that if Tenant’s obligation to pay Base Rent commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, Base Rent for such month shall be prorated by multiplying same by a fraction, the numerator of which is the number of days with respect to which Base Rent is payable during such calendar month and the denominator of which is the total number of days within such calendar month. Any amounts paid in advance on account of the Base Rent for a particular month which are in excess of the actual Base Rent payable for such month shall be credited against the monthly installment of Base Rent next due hereunder or, if no further Base Rent is then due hereunder, shall be repaid to Tenant within thirty (30) days thereafter.

B. For purposes of this Lease, the term “Additional Rent” shall mean Tenant’s Pro Rata Share of Taxes in excess of Taxes which became due and were paid during the Base Year (as defined in Section 3(C)) (“Tenant’s Tax Payment”), Tenant’s Pro Rata Share of Operating Expenses in excess of Operating Expenses paid during the Base Year (“Tenant’s Operating Expense Payment”), and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease. Base Rent and Additional Rent are sometimes hereinafter referred to collectively as “Rent,” and all remedies applicable to the non-payment of Base Rent shall be applicable thereto. Rent shall be paid in good funds by check (including Tenant’s uncertified personal check) or ACH or wire transfer in currency which at the time or times of payment represents legal tender for public and private debts in the United States of America, at any office maintained by Landlord or its agent at the Property, or at such other place in the United States of America as Landlord may reasonably designate by notice to Tenant, including without limitation any “lock box” or other address established for payment of rent in connection with any financing secured by the Building. Except to the extent otherwise expressly provided in this Lease, Rent shall be paid without any prior demand or notice therefor and without any deduction, set-off or counterclaim, or relief from any valuation or appraisement laws. Any Rent which is not paid within ten (10) days of being due shall bear interest from the date due until the date paid at the Default Rate (as defined below); and, in addition, Tenant shall pay Landlord a late charge for any Rent payment which is paid more than ten (10) days after its due date equal to five percent (5%) of such payment.

C. Payments of Base Rent, Tenant’s Tax Payments and Tenant’s Operating Expense Payment shall be abated from and after the Commencement Date through the day immediately preceding the day that is thirteen (13) months after the Commencement Date, provided that a continuing Event of Default by Tenant does not exist on the due date of any such payment.

ARTICLE 3

Additional Rent

A. Taxes.

1. Subject to Section 2(C), commencing on the Commencement Date, Tenant shall pay Landlord in the manner described below an amount equal to Tenant’s Tax Payments. Taxes shall be calculated on a cash basis, reflecting the amount actually due and payable in each calendar year which includes any portion of the Term (subject to prorations in accordance with Section 3(E) hereof), without regard to any different fiscal year used by any government or municipal authority and notwithstanding that any of such items may be assessed or imposed in a different calendar year.

2. For purposes of this Lease, “Taxes” shall mean all federal (if any), state, county or local governmental or municipal real estate taxes, fees, assessments, governmental charges, or other governmental impositions of every kind and nature, whether general, special, ordinary or extraordinary which are assessed, levied, or imposed upon all or any part of the

Property and/or the fixtures, machinery, equipment or apparatus located on or affixed to the Property and owned or leased and used by Landlord exclusively in connection with the Property and all tenants of the Property generally and not exclusively provided to or available to any particular tenant or group of tenants (collectively, the “Taxable Equipment”) and/or the sidewalks, plazas or streets in front of or adjacent to the Property (provided that all assessments shall be treated as being payable over the longest permitted period).

3. Notwithstanding the foregoing, there shall be excluded from Taxes: (i) all excess profits, revenue, excise, transfer, gain, transfer gain, foreign ownership or control, mortgage, intangible, franchise, gift, capital stock, inheritance and succession, estate and income taxes not specifically included in Taxes pursuant to Section 3(A)(4) hereof; (ii) any amounts attributable to fees or assessments for public improvements located outside of the Property (other than sidewalks, curbs and other similar improvements to public areas adjacent to or abutting the Property) imposed upon Landlord in connection with the development or construction of the Building or the Property; and (iii) any fines, penalties, costs or interest on account of late payment or non-payment of any Taxes; and (iv) any sales taxes on Taxable Equipment. All such items due and payable by Landlord and excluded from Taxes shall be the sole responsibility of Landlord.

4. If, due to a future change in the method of taxation, the State of Illinois, or any political subdivision of that state or any other governmental authority having jurisdiction over the Property shall, in substitution for, in whole or in part, any tax which would constitute Taxes, or any increase in any such tax, (a) impose a new tax on real estate or Taxable Equipment (including, without limitation, any transit tax, water or sewer rent, assessment, charge or fee on real estate or generally and not based on the consumption or actual usage of any service or utility or the number of occupants of the Property), (b) impose a new tax based upon (or interpret any existing tax to apply to) the creation of leasehold interests or the receipt of rent including gross receipts or sales taxes applicable to the receipt of rent but only if such taxes are not based on business income or receipts generally and only to the extent rent from tenants in the Building is treated as the only rent and/or other income from the Building received by Landlord, and/or (c) levy against Landlord as an owner of real property any income, excess profit, revenue, excise, franchise or capital stock tax not levied against business owners generally; such new tax, assessment, charge, fee or income, excess profit, rent, revenue, excise, franchise or capital stock tax (computed as if the Property were the only asset or business of Landlord) shall be deemed to be included within the definition of “Taxes” under this Lease. With respect to each tax year during the Term, Landlord shall initiate and pursue strategies to protest, reduce, limit any increase in or otherwise minimize Taxes and, if Landlord, in its good faith judgment, deems it cost-effective to do so, initiate and pursue in good faith an application or proceeding seeking a reduction in or abatement of Taxes or the assessed valuation of the Building and the Land, in each case using an experienced real estate tax attorney or other tax consultant. Landlord’s actual, reasonable costs and expenses paid to third parties (including, without limitation, all reasonable fees for consultants and attorneys) paid by Landlord in seeking a reduction or abatement of Taxes or the assessed valuation of the Building and Land shall also be included in Taxes in the calendar year such expenses are paid.

5. If Taxes attributable to any portion of the Term shall increase after payment thereof by Landlord for any reason (except as provided in Section 3(A)(3) hereof) including, without limitation, error or reassessment by applicable governmental or municipal authorities and such increase is not reflected in Tenant’s payments pursuant to the foregoing provisions of this Section, Landlord shall promptly furnish a statement thereof to Tenant and Tenant shall pay Landlord within thirty (30) days after receipt of such statement, Tenant’s Pro Rata Share (as of the date Tenant made the applicable payment) of such increased Taxes. If Landlord receives a refund of any Taxes or receives notification of the approval of a refund of any Taxes, for any calendar year with respect to which Tenant has paid its Pro Rata Share and (i) the calendar year in which Landlord receives such refund or notification is not more than two (2) calendar years after the calendar year in which the Term of this Lease ended and (ii) an Event of Default by Tenant is not then continuing, Landlord shall remit to Tenant its allocable share of such refund within thirty (30) days after Landlord’s receipt thereof of such refund, or, if an Event of Default by Tenant is then continuing, within thirty (30) days after both Landlord’s receipt of such refund and Tenant’s cure of such Event of Default.

B. Operating Expenses.

1. Subject to Section 2(C), commencing on the Commencement Date Tenant shall pay Landlord in the manner described below an amount equal to Tenant’s Operating Expense Payments.

2. For purposes of this Lease, “Operating Expenses” shall mean all expenses, costs and amounts (other than Taxes and exclusions therefrom) of every kind and nature which are due and payable in accordance with generally accepted accounting principles, as consistently applied (collectively, “GAAP”) in respect of any calendar year any portion of which occurs during the Term, because of or in connection with the management, repair, maintenance and operation of the Building and the Property (which for purposes of this Section 3(B) shall be deemed to include any adjoining public areas which Landlord is obligated to maintain), including without limitation, any amounts paid for (except to the extent excluded below): (a) utilities for the Property, including, but not limited to, electricity, gas, steam, oil or other fuel, water, sewer, lighting, heating, air conditioning, ventilating, and chilled water, including both consumption and capacity charges; (b) permits, licenses and certificates necessary to operate, manage and lease the Property other than those related to the development of the Property or construction of the Building or which are required as a condition to initial occupancy of the Building; (c) insurance applicable to the Property, not limited to the amount of coverage Landlord is required to provide under this Lease; (d) supplies, tools, equipment and materials used in the operation, repair, cleaning and maintenance of the Property; (e) accounting, legal, inspection, consulting, concierge and other services for the Building; (f) the rental of equipment not affixed to the Building which is used in providing repair, maintenance or janitorial services; (g) fees for management services (not to exceed three percent of annual gross revenue for the Building); (h) the fair rental value of any space devoted to management or operation of the Building, including without limitation the Building’s fitness room and conference rooms; (i) wages, salaries and other compensation and benefits for all persons (up to the level of building manager) employed by Landlord or whose wages are chargeable to Landlord (but only to the extent Landlord pays or reimburses its manager for such wages) directly engaged in the operation, maintenance or security of the Property, including any employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes in respect of such wages, salaries, compensation and benefits; and (j) operation, repair, and maintenance of all systems and equipment and components thereof (including replacement of components), including without limitation, janitorial service, alarm and security service, window cleaning, trash removal, elevator maintenance, cleaning of walks, plazas and building walls, removal of ice and snow, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities of the Building, maintenance and non-capital replacement of shrubs, trees, grass, sod and other landscaped items, irrigation systems, drainage facilities, fences, curbs and walkways, and roof repairs.

3. If Landlord has leased less than one hundred percent (100%) of the Rentable Area of the Building for all or a portion of any calendar year (including the Base Year), Landlord may reasonably determine the amount of Operating Expenses that vary with occupancy of the Building (“Variable Operating Expenses”) that would have been incurred had 100% of the Rentable Area of the Building been leased for such calendar year and the amount so determined shall be deemed to be the amount of such Variable Operating Expenses for such calendar year, provided, however, that in no event shall Landlord be entitled to recover in any calendar year, in total or in the aggregate within any category, more than the total Operating Expenses actually incurred by Landlord during any calendar year. The categories of Operating Expenses that will be considered Variable Operating Expenses shall include, but not be limited to the following:

a) Cleaning, janitorial and trash removal expenses and supplies;

b) Contract elevator maintenance services;

c) Security services;

d) Engineer expenses, except if incurred in connection with capital improvements;

e) Management fees (not to exceed three percent of the annual gross revenue of the Building); and ·

f) Utilities, including electricity, water and chilled water consumption and capacity charges, provided that the portion of such utilities which is fixed and does not vary with occupancy shall not be so increased.

4. Notwithstanding the foregoing, Operating Expenses shall not include:

a) Interest and principal payments on mortgage debt;

b) Loan fees and participation payments;

c) Ground rental payments;

d) Costs of “capital improvements,” as that term is defined under GAAP, including any capital expenditures made for improvements required to comply with any Law enacted on or before the Commencement Date, provided however that Operating Expenses shall include any capital expenditures made during the Term (as amortized by Landlord over the useful life of the applicable improvements, as reasonably determined by Landlord in accordance with customary methods employed by owners of office buildings from time to time, with interest on the unamortized amount at a rate per annum equal to the prime rate of interest announced from time to time by JPMorgan Chase Bank, N.A. or any successor thereto (the “Prime Rate”), such rate to change when and as such announced prime rate changes) (i) for any improvement commenced after the Commencement Date, which is primarily intended to reduce any component of Operating Expenses, or (ii) to comply with any Law first enacted after the Commencement Date, provided that the annual amortized amount included in Operating Expenses for any year on account of such capital expenditures for improvements primarily intended to reduce Operating Expenses shall not exceed Landlord’s reasonable projection of annual savings in Operating Expenses to be achieved by such capital improvements;

e) Costs of alterations to the Premises of Tenant or the premises of other tenants of the Building including, without limitation, permit, license and inspection costs, or the cost of any work furnished by the Landlord without charge as an inducement for a tenant to lease space (i.e., free rent, improvement allowances);

f) Depreciation of the Building or its equipment;

g) The wages of any employee who does not devote substantially all of his or her time to the Building (allocation of the time of pooled employees is permitted);

h) Salaries and other compensation of executive officers of the Landlord or its managing agent senior to the individual building manager;

i) Taxes or any other amounts excluded from Taxes under Section 3(A)(3);

j) Costs associated with utilities, services or amenities not available to all tenants or provided to any tenant to a materially greater extent or more favorable manner than generally provided to other tenants;

k) Costs of correcting latent defects in the construction of the Building or its systems;

l) Costs (including fines and penalties), to comply with ADA and environmental laws enacted on or before the Commencement Date including without limitation, laws relating to the phase out of so-called “Freon” as a coolant and changes in the building codes;

m) Costs of work performed or service provided for which fees are charged or other compensation received;

n) Legal expenses incurred in connection with tenant leases including, without limitation, negotiations with prospective tenants and enforcing provisions of this Lease or other leases in the Building;

o) Costs for purchases of sculptures, paintings and other objects of art located in the interior or the exterior of the Building or immediately adjacent thereto;

p) Other than management fees which are expressly limited above, any cost representing an amount paid to any entity related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship;

q) Expenditures for repairs or maintenance which are covered by warranties, guarantees or service contracts;

r) Expenditures for which the Landlord has been or is entitled to be reimbursed by third parties such as insurance companies;

s) Any costs incurred in installing any specialty facility in the Building which is operated by Landlord or an affiliate of Landlord and generally made available to the Building’s occupants including, but not limited to, an observatory, luncheon or cafeteria, fitness room, conference facility or day care center; provided, however, Operating Expenses shall include the operating and maintenance costs thereof; provided further, however, if Landlord or an affiliate of Landlord collects user fees in connection with the use of such specialty facility, then Operating Expenses shall only include any amounts by which the operating and maintenance costs of such specialty facility exceed the user fees collected by Landlord or its affiliates from the operation thereof.

t) Advertising, promotional, marketing, and leasing expenses including any space planner’s fees, lease takeover costs, and all other ancillary expenses;

u) Real estate brokerage and leasing commissions;

v) Expenses in connection with repairs or other work occasioned by the exercise of the right of eminent domain;

w) Damages or unrecoverable expenses incurred due to the negligence of the Landlord, its agents, servants, or employees;

x) Debt costs or the costs of financing or refinancing;

y) Any bad debt loss, rent loss, or reserves for bad debt or rent loss;

z) Costs, fines or penalties incurred due to violations by the Landlord of any governmental rule or authority;

aa) Structural repairs;

bb) Compensation paid to clerks, attendants or other persons solely dedicated to commercial concessions operated by the Landlord;

cc) Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with building management, or fees or costs paid in connection with disputes with other tenants;

dd) Charitable contributions; and

ee) Any customer free rent periods or credits, tenant improvement allowances and other customary economic incentives required to enter into leases with tenants.

Operating Expenses for the Building are to be “net” only and for that purpose shall be deemed reduced by the amounts of any insurance reimbursement or recovery, other reimbursement, recoupment, payment discount, credit, reduction, allowance or the like received by or credited to Landlord.

C. Tenant’s Pro Rata Share. For purposes of this Lease, “Tenant’s Pro Rata Share” for any calendar year shall mean the percentage determined by dividing the Rentable Area of the Premises by an amount equal to the Rentable Area of the Building as adjusted pursuant to
Section 1(A)(2). As of the Commencement Date Tenant’s Pro Rata Share is 3.63%. Appropriate adjustments shall be made in calculating Tenant’s Pro Rata Share on a per diem basis if the Rentable Area of the Building changes during any calendar year. The “Base Year” shall mean calendar year 2015.

D. Manner of Payment of Taxes and Operating Expenses.

1. On or before the Commencement Date and annually thereafter, Landlord shall deliver to Tenant a notice setting forth Landlord’s good faith estimate of the required Tenant’s Tax Payments and Tenant’s Operating Expense Payments for the applicable full or partial calendar year (“Landlord’s Estimate”). Commencing on the Commencement Date and continuing thereafter on the first day of each month throughout the Term, Tenant shall pay one twelfth (1/12th) of the amount Landlord’s Estimate, subject to the abatement of such amounts as set forth under
Section 2(C). Landlord’s Estimate may be adjusted in good faith from time to time by Landlord by written notice to Tenant not more than twice within a calendar year. Any such adjustments of Landlord’s Estimate within a calendar year shall be based on Landlord’s reasonable expectations. Any revision to any Landlord’s Estimate shall become effective commencing on the first day of the calendar month that is at least thirty (30) days after Tenant’s receipt of the revised Landlord’s Estimate. If Landlord fails to timely deliver Landlord’s Estimate, Tenant shall pay one-twelfth (1/12th) of the actual Tenant’s Tax Payments and Tenant’s Operating Expense Payments paid for the previous calendar year, and commencing on the first day of the calendar month following thirty (30) days after Tenant’s receipt of Landlord’s Estimate for the current calendar year, the monthly payment on account of estimated monthly installments of Tenant’s Tax Payments and Tenant’s Operating Expense Payments shall be increased or decreased to reflect the estimate set forth therein.

2. Within one hundred fifty (150) days after the end of each calendar year containing a portion of the Term, or as soon thereafter as practicable, Landlord shall send Tenant a statement setting forth the actual Operating Expenses and Taxes for such calendar year, and the resulting actual Tenant’s Tax Payments and Tenant’s Operating Expense Payments owed by Tenant for such calendar year (“Landlord’s Statement”). Tenant may, upon reasonable prior written notice to Landlord given not later than one hundred twenty (120) days after Tenant’s receipt of a Landlord’s Statement, audit Landlord’s books and records with respect to such Landlord’s Statement for the prior calendar year. If Tenant elects to audit, then the cost of such audit shall be borne by Tenant unless it is determined by the audit that the amount of Tenant’s Tax. Payments and Tenant’s Operating Expense Payments set forth in a Landlord’s Statement for a particular year exceeds the actual Tenant’s Tax Payments and Tenant’s Operating Expenses Payments for such by five percent (5%) or more, in which event Landlord shall pay the reasonable costs of such audit.

3. If the aggregate amount paid by Tenant pursuant to Landlord’s Estimate with respect to any calendar year is less than the actual amount due from Tenant set forth in Landlord’s Statement for such calendar year, Tenant shall pay to Landlord the amount of such underpayment within thirty (30) days after receipt of the Landlord’s Statement showing such underpayment.

4. If Landlord’s Estimate with respect to any calendar year is more than the actual amount set forth in Landlord’s Statement for such calendar year, Landlord shall credit the amount of any corresponding overpayment by Tenant against the next installment(s) of Base Rent and Additional Rent, provided that if no further installments of Base Rent or Additional Rent shall be due, Landlord shall refund to Tenant the amount of such overpayment at the same time that Landlord delivers Landlord’s Statement to Tenant.

5. If the Term shall have expired or been terminated, the obligation of Tenant to pay Tenant’s Tax Payments and Tenant’s Operating Expense Payments for the final calendar year through the date on which this Lease expired or was terminated, and Landlord’s obligation to reimburse Tenant for any overpayment on account thereof, shall each survive for a two (2) year period following such expiration or termination.

6. In no event shall a decrease in the Taxes or Operating Expenses decrease the monthly Base Rent payable hereunder (except to the extent a credit against Base Rent for overpayment by Tenant is provided for in Section 3(D)(4) above).

E. Proration. If Tenant’s obligation to pay Tenant’s Tax Payments and Tenant’s Operating Expense Payments commences on any date other than January 1 or ends on any date other than December 31, the amount of Taxes and Operating Expenses for such first or final calendar year shall be prorated to reflect the portion of such years after the Commencement Date, and before the Expiration Date or earlier date that this Lease may be terminated, as the case may be. Such proration shall be made by multiplying the Taxes or Operating Expenses, as applicable, in respect of any such calendar year by a fraction, the numerator of which shall be the number of days in such calendar year for which Tenant is required to pay Tenant’s Tax Payments and Tenant’s Operating Expense Payments, as applicable, and the denominator of which shall be 365.

ARTICLE4

Delivery and Condition of Premises

A. Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises on an “as is” basis (except as otherwise expressly set forth herein, including Landlord’s obligation to perform Landlord’s Base Building Work described on Exhibit C-1 hereto). Landlord represents and warrants that the Landlord’s Work shall comply with the Americans With Disabilities Act, and to Landlord’s knowledge the Premises are in compliance with all environmental laws. Landlord shall indemnify, defend, protect and hold harmless Tenant against any loss, cost or damage suffered by Tenant caused by a breach of the foregoing representation or the presence of any hazardous materials contained in the Premises in violation of any environmental law present at the time the Premises are first turned over to Tenant for performance of the Initial Tenant Work. By taking possession of the Premises, Tenant is deemed to have accepted the Premises and agreed that, except for latent defects or conditions of which Tenant notifies Landlord in writing within one hundred twenty (120) days after Tenant commences Initial Tenant Work, the Premises are in good order and satisfactory condition for Tenant’s construction of the Initial Tenant Work (as defined in the Workletter), with no representation or warranty by Landlord as to the condition of the Premises or the Building or suitability thereof for Tenant’s use.

B. If Tenant, with Landlord’s prior written approval, takes possession of the Premises prior to the Commencement Date for the sole purpose of performing any improvements therein or installing furniture, equipment or other personal property of Tenant, such possession shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be required to pay Rent with respect to the period of time prior to the Commencement Date during which Tenant performs such work. Tenant shall, however, be liable for the cost of any utilities and after hours freight elevator services that are provided to Tenant during the period of Tenant’s possession prior to the Commencement Date. Nothing herein shall be construed as granting Tenant the right to take possession of the Premises prior to the Commencement Date, whether for construction, fixturing or any other purpose, without the prior written consent of Landlord, which shall not be unreasonably withheld.

ARTICLE 5

Use; Compliance with Laws and Rules

A. Uses. Tenant may use the Premises for general, administrative and executive office purposes and any lawful ancillary purposes in compliance with Laws in effect from time to time during the Term, but for no other purpose whatsoever.

B. Compliance with Laws. Tenant shall comply with all statutes, laws, orders, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements of all local, municipal, state and federal governments, departments, agencies, commissions, boards or political subdivisions having jurisdiction over the Building or the Land (collectively, “Laws”) and with all applicable Board of Fire Insurance Underwriters’ regulations and requirements, in each instance if and to the extent that same relate to Tenant’s particular manner of use of the Premises or any Alteration Work (as hereinafter defined) that Tenant proposes to perform therein (whether directed to Tenant or Landlord). Landlord shall be responsible for effecting (and Landlord shall promptly effect) any repairs, additions, alterations or changes to the Premises and the Building that are necessitated by the acts or omissions of Landlord, its agents, contractors, subcontractors or employees or that are required to comply with Laws (except to the extent the Building is exempted from compliance with any Law) that affect office buildings generally or the Building specifically and are not required solely because of the particular manner of use of the Premises by Tenant. Landlord may include the costs of performing its obligations under the preceding sentence in Operating Expenses solely to the extent permitted pursuant to Article 3 hereof. Tenant shall not knowingly or negligently: (i) make or permit any use of the Premises or the Property; or (ii) do or permit to be done anything in or on the Premises or the Property, or bring on or keep anything in the Premises or the Property, in each case that is in violation of any Laws in effect. Tenant shall not, and shall not allow its employees, agents, contractors or invitees, to bring into the Building or the Premises any dangerous or hazardous materials, except for customary office and cleaning supplies, provided Tenant uses, stores and disposes of the same in compliance with all applicable Laws. Tenant shall procure and maintain all licenses and permits legally necessary for Tenant’s use of the Premises and any Alteration Work and shall allow Landlord to inspect them upon reasonable prior request at no cost to Tenant.

C. Building Rules. Tenant shall comply with all rules set forth on Exhibit D (the “Rules”). To the extent of any conflict between the Rules and the provisions of this Lease, the provisions of this Lease shall control. Landlord shall have the right to reasonably amend the Rules and supplement the same with other reasonable rules (not inconsistent with this Lease) as may be necessary or appropriate for the promotion of the safety, care or cleanliness of the Property or good order therein, and all such amendments or new rules shall be binding upon Tenant after five (5) business days’ notice thereof to Tenant, provided that such amendments to the Rules do not material amend the terms of this Lease or Tenant’s obligations hereunder. All of the Rules shall be applied on a non-discriminatory basis to all of the tenants of the Building, in a reasonable manner, and in a manner which shall not unreasonably interfere with Tenant’s use or occupancy of the Premises for the purposes permitted under this Lease. Nothing herein shall be construed to give Tenant or any other person any claim, demand or cause of action against Landlord arising out of a violation of the Rules by any other tenant or occupant of, or visitor to, the Property unless a violation results in a Landlord Event of Default (as hereinafter defined).

D. Entry and Exit from Building. All persons entering or leaving the Building at any time may be required to identify themselves to a watchman by registering or otherwise to establish a right to enter or leave the Building. Landlord reserves the right to change the location of entrances to the Building, to make reasonable changes to the times specified above and the right to designate which entrances shall be used by Tenant.

ARTICLE 6

Services and Utilities

A. Utilities and Services. Landlord shall operate and maintain the Building and provide the following services and utilities in a manner comparable to the management and operation of other comparable office buildings in downtown Chicago (the “Comparable Buildings”). The cost of providing such utilities and services required to be provided by Landlord shall be included in Operating Expenses unless, to the extent expressly provided herein, all or a portion of such cost is to be paid by Tenant or borne by Landlord without reimbursement.

1. HVAC. Landlord shall provide heating, ventilation and air conditioning (“HVAC”) to the Premises during the period from 8:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday, excluding holidays (the “Normal Hours”) to provide the temperature condition required by the International Energy Conservation Code, adopted by the State of Illinois effective January 1, 2013, as the same may be amended or replaced. Upon not less than one business day’s prior written notice to Landlord, Landlord shall provide Tenant HVAC outside of Normal Hours in accordance with Landlord’s normal charges for such after-hours services. With twenty-four (24) hours prior written notice to the Building’s manager, after hours HVAC is available at a present rate of $200.00 per hour for a partial or full floor up to one full floor, with additional floors added at a cost of $25 per additional floor per hour. Charges are calculated based upon electricity usage of equipment and costs for labor to run and monitor systems and are subject to future increase.

2. Electricity. Landlord shall provide electricity to the Premises with capacity for 5 watts per square foot of power at 208/120 volts, 3-phase/4-wire, 60 hertz, A.C. Tenant’s use of electricity provided by Landlord shall not exceed in voltage and rated capacity set forth above or the overall load that which is standard for the Building. Landlord shall have the right at any time and from time to time during the Term to contract for electricity service from such providers of such services as Landlord shall elect (each being an “Electric Service Provider’’). Tenant shall cooperate with Landlord, and the Electric Service Provider, at all times and, as reasonably necessary, shall allow Landlord and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. All electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant as a separate charge as Additional Rent or billed by the Electric Service Provider and payable by Tenant directly to such Electric Service Provider. In the event Tenant shall request that it be allowed to consume electrical services in excess of Building standard, Landlord may refuse to consent to such usage or may consent upon such conditions as Landlord reasonably elects, and all such additional usage shall be paid for by Tenant as Additional Rent. Landlord, at any time during the Term, shall have the right to separately meter or sub-meter electrical usage for the Premises or to measure electrical usage by survey or any other method that Landlord, in its reasonable judgment, deems appropriate. Installation of any such meter or related mechanisms will be at Landlord’s cost.

3. Water. Landlord shall provide water for drinking to the Premises, water for restrooms in the common areas of the Building, and, subject to Landlord’s approval, water at Tenant’s expense for any private restrooms and office kitchen in the Premises.

4. Elevator Service. Landlord shall provide (a) passenger elevator service, in common with other tenants or occupants of the Building at all times, and (b) upon request of Tenant, freight elevator service only during Normal Hours and subject to scheduling and Landlord’s standard charge therefor. Landlord reserves the right to modify or terminate the use of any elevators in the Building or to designate specific elevators for the use of specific other tenants or occupants of the Building at any time and from time to time provided there remains reasonable passenger elevator service and freight elevator service to the Premises. Landlord’s current standard freight elevator charge is $120 per hour.

5. Cleaning. Landlord shall provide cleaning services to the Premises in accordance with the specifications attached hereto as Exhibit E.

B. Additional Services. Landlord may perform such additional services on such terms and conditions as may be mutually agreed upon in writing by Landlord and Tenant. All charges for such additional services shall be due and payable if stated on a Rent bill at the same time as the installment of Rent billed or, if billed separately, shall be due and payable within ten (10) days after such billing. In case Tenant shall fail to make payment for any such additional services, Landlord may, without notice to Tenant, discontinue any or all such additional services. If Tenant uses any services of Building after the Normal Hours, except as specifically otherwise provided herein, Tenant shall pay Landlord’s normal and reasonable charges for such after hour services.

C. No Warranty; Failure of Services.

1. Stoppage of Services.

a) Landlord does not warrant that any services or utilities (including without limitation, electrical service) will be free from Unavoidable Delays (as defined below) and Landlord reserves the right to stop any of the foregoing services or utilities when necessary by reason of: (i) an emergency; or (ii) repairs or alterations to the architectural, structural or mechanical systems of the Building, provided that Landlord notifies Tenant in writing of any such repairs or alterations which are not emergent in nature or are scheduled more than twenty-four (24) hours prior to the commencement of such work. Landlord shall not, however, except in an emergency, voluntarily effect any stoppage or reduction of any service without giving prior written notice to Tenant of the time and duration thereof. In case of any service stoppage or reduction arising out of, or the ending of which requires, any work by Landlord or any other person other than a utility company or governmental agency, Landlord shall prosecute such work (or cause such work to be prosecuted) diligently and continuously so as to minimize the duration of such service stoppage or reduction.

b) Except as herein expressly specified, no stoppage or interruption of services pursuant to the preceding paragraph shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or relieve Tenant from performance of Tenant’s obligations under this Lease or entitle Tenant to any abatement of Rent. In no event shall Landlord be liable for damages by reason of loss of profits, business interruption or other consequential damages on account of such interruption in services or utilities.

c) “Unavoidable Delays” shall mean delays or interruptions to the extent caused by strikes or lockouts (except to the extent any such strike or lockout is attributable to the acts or omissions of the party claiming such delay, including the failure of such party to promptly initiate and diligently pursue all commercially reasonable steps to avoid such strike or lockout), failure of power (except to the extent such failure has been caused by the acts or omissions of the party claiming the delay), failure of any utility provider to timely complete service connections (but only with respect to delays relating to that particular utility and provided that such delays do not arise out of the failure of the party claiming the delay to timely schedule such service connections or delinquency with respect to any payment to such utility company or other cause within such party’s reasonable control), conditions of supply or demand which are affected by war or other national, state or municipal emergency, restrictive governmental laws or regulations not in effect as of the date of execution of this Lease, condemnations, riots, insurrections, war, fire or other casualty, unforeseen weather conditions, or acts of God, or other unforeseeable reasons not within the reasonable control of the party. Notwithstanding the foregoing, reasons such as and including lack of money, financial inability, failure to perform of any contractor, agent, vendor or consultant of the party (except as expressly provided in this Section) claiming such delay, delays in applying for or obtaining permits for construction or occupancy, reasonably foreseeable governmental action or inaction or failure to order long-lead items sufficiently in advance of the time needed shall not be Unavoidable Delays. Each party agrees to notify the other party within ten (10) days after it has actual knowledge of the existence of the Unavoidable Delay(s) specifying the nature and estimated length thereof. If any party shall fail to give notice within the time period set forth above, such party shall not be entitled to claim any such delay as an Unavoidable Delay.

2. Failure of Services. Notwithstanding anything herein to the contrary:

a) If any failure or interruption of any service or utility to be provided to Tenant hereunder by Landlord shall result in any portion of the Premises being unusable (as hereinafter defined) (such failure or interruption, a “Critical Failure”), and if such Critical Failure continues for more than five (5) calendar days (irrespective of whether such Critical Failure is caused by Unavoidable Delay), commencing on the sixth (6th) calendar day after Tenant ceases to use such portion of the Premises for the normal conduct of its business due to such Critical Failure, all Rent payable hereunder with respect to such portion of the Premises shall abate until the next calendar day following restoration of the applicable service or utility.

b) Notwithstanding any of the foregoing provisions of this Section, if any failure or interruption of service is due to a fire or other casualty, is caused by Tenant or involves a service not being provided to Tenant by Landlord hereunder, the remedies provided for in this Section shall not apply.

c) The remedies expressly set forth in this Lease shall constitute Tenant’s sole and exclusive remedies with respect to any failure or interruption of any service that Landlord is obligated hereunder to provide, and Tenant hereby waives any and all other rights or remedies it may have at law or in equity in connection with the same.

ARTICLE 7

Alterations and Liens

A. Alterations.

1. Except to the extent expressly set forth herein, Tenant shall have no right to make additions, changes, alterations or improvements (“Alteration Work”) to the Premises. Upon twenty (20) days prior written notice to Landlord, Tenant may perform Alteration Work, which does not constitute a Major Alteration (defined below) and is strictly cosmetic and non-structural, such as painting, wall coverings and floor coverings (collectively, “Decorative Alterations”). As used herein, a “Major Alteration” is any Alteration Work that either (a) requires the issuance of a building permit from the City of Chicago; (b) affects the structure, exterior or exterior appearance of the Premises or the Building; (c) affects the views of the interior of the Building from any common area of the Building or the exterior of the Building; (d) affects the Building’s electrical, HVAC, communication risers, mechanical and plumbing systems and equipment (collectively “Building Systems”); (e) affects other tenants or occupants of the Building in any material way, as reasonably determined by Landlord; or (f) affects space outside of the Premises.

2. Prior to the commencement of its performance of any Alteration Work, Tenant shall submit to Landlord in writing: (a) complete architectural and engineering working drawings and specifications (the “plans and specifications”) therefor (unless such Alteration Work is only Decorative Alterations), (b) a statement from an engineer reasonably approved by Landlord (acting reasonably) stating that the Alteration Work will not adversely affect any Building Systems or the structure of the Property (unless such Alteration Work is only Decorative Alterations); and (c) a detailed description of the proposed Alteration Work. When required, Landlord shall give or withhold its consent within ten (10) days after Tenant’s submission of all materials required under this Section. To the extent any aspect of an Alteration Work affects only the appearance or configuration of the Premises, Landlord’s consent to such aspect shall not be unreasonably withheld or conditioned. Prior to the commencement of its performance of any Alteration Work (including but not limited to Major Alterations), Tenant shall submit to Landlord copies of all permits required by applicable Laws (if any), certificates of insurance from all contractors and subcontractors naming the Landlord Protected Parties (as hereinafter defined) as additional insureds, and the identities of all architects, engineers, contractors, subcontractors and suppliers to be utilized with respect to such Alteration Work to the extent such contracts or subcontracts have been executed and/or such architects, engineers, contractors, subcontractors and suppliers have been identified.

3. Upon the completion of any Alteration Work, Tenant shall deliver to Landlord unconditional final lien waivers for all work, services and materials incorporated into such Alteration Work, affidavits listing all contractors, subcontractors and suppliers involved in such Alteration Work, “as built” or marked record set drawings for all Major Alterations, a certificate of substantial completion from Tenant’s architect or engineer (if applicable), and, to the extent applicable and required, all certificates or other evidence issued by applicable governmental authorities indicating final approval of such Major Alterations or other Alteration Work.

4. All Alteration Work shall be designed by engineers and architects selected by Tenant and shall be performed by contractors, subcontractors and suppliers selected by Tenant (other than that portion of any Alteration Work involving connections to the Building Systems, which shall be performed at Tenant’s expense by a contractor designated by Landlord in its sole but reasonable discretion provided that the rates charged to Tenant are the same rates charged to Landlord for similar services). Landlord shall have the right to approve such engineers, architects, contractors, subcontractors and suppliers but such approval shall not be unreasonably withheld, conditioned or delayed. All engineers, architects, contractors, subcontractors and suppliers retained in connection with the Alteration Work shall be duly licensed if and to the extent required and shall perform the tasks for which they are retained in a good, worker like manner so as to maintain harmonious labor relations in the Building and not create any work stoppage, picketing or labor dispute. All materials used in connection with the Alteration Work shall be of a quality comparable to or better than those materials used in the initial construction of the Premises and, in the case of a Major Alteration, shall comport, in all material respects, with the plans and specifications approved by Landlord. During Tenant’s performance of any Alteration Work and upon at least forty-eight (48) hours prior notice to Tenant, Landlord shall have the right to inspect same to confirm compliance with the terms and conditions of this Article and, except with respect to Decorative Alterations, with the plans and specifications delivered to and approved by Landlord pursuant to this Article 7.

5. All Alteration Work shall comply with all applicable Laws, the Rules and all of Landlord’s reasonable requirements relating to work at the Building regarding insurance, access to the Premises and Building, life safety and protection of property.

6. Tenant shall not be required to pay a supervision fee to Landlord in connection with any Alteration Work, but Tenant shall reimburse Landlord for the actual, reasonable out-of-pocket costs and expenses paid by Landlord to third parties to review any plans and specifications for, or inspection of, any Alteration Work pursuant to Section 7(A)(4) hereof.

7. If Landlord consents to any Alteration Work, the same shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials to be used therein, and Landlord hereby expressly disclaims any responsibility or liability for same. Landlord shall under no circumstances have any obligation to repair, maintain, or replace any portion of the Alteration Work unless the need for such repair, replacement or maintenance is due to or arises from the negligence or willful misconduct of Landlord, its agents, employees, contractors or subcontractors.

8. If at any time Tenant proposes to make any Major Alteration or to run cabling, wires or other associated equipment within any risers, conduits, shafts, pipes or ducts in the Building, whether as part of Initial Tenant Work or thereafter during the Term, Landlord shall advise Tenant in writing, at the time that Landlord consents thereto if it is being done as part of a Major Alteration or, within ten (10) business days after Tenant’s request, if it is not being done as part of a Major Alteration, whether or not Tenant will be required, at Tenant’s expense, to remove such Major Alteration and/or cabling, wires and associated equipment upon expiration of the Term or earlier termination of this Lease. If Landlord fails to expressly consent to such removal or respond to Tenant’s request in a timely fashion, Landlord will be deemed to have elected that Tenant will not be required to remove such Major Alteration, and/or any cabling, wires and associated equipment upon the expiration of the Term or earlier termination of this Lease. Any Major Alteration and/or cabling, wires, and associated equipment that Landlord requires (or deemed to have required) Tenant to remove in accordance with this Section shall be removed by Tenant, at Tenant’s cost, at or prior to the expiration of the Term or earlier termination of this Lease and Tenant shall repair any damage to the Premises or the Building caused by such removal. Without limiting the foregoing, Tenant shall be required, at Tenant’s cost, at or prior to the expiration of the Term to remove any cabling, wires and associated equipment to the extent such removal is required by applicable building codes and other Laws, even if the right to request such removal has not been reserved by Landlord.

9. Except to the extent expressly specified in this Article, Initial Tenant Work shall not be deemed Alteration Work.

B. Liens. Tenant shall keep the Property and Premises free from any mechanic’s, materialman’s or similar liens or encumbrances filed in connection with any Alteration Work performed by Tenant or by anyone (other than Landlord or any affiliate thereof) performing such Alteration Work on behalf or at the request of Tenant and, if any such lien or encumbrance shall be filed, Tenant shall remove any such lien or encumbrance or provide title insurance or bond covering such lien or encumbrance in a form reasonably satisfactory to Landlord within ten (10) business days after Tenant’s receipt of notice from Landlord with respect to the existence of such lien or encumbrance. If Tenant shall fail to timely remove, or provide such insurance against or bond over, any such lien or encumbrance, after prior written notice to Tenant that Landlord is intending to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof, and Tenant shall indemnify and hold Landlord harmless from and against any claims, liabilities, judgments and costs (including reasonable attorneys’ fees) arising out of Tenant’s failure to so remove, insure against or bond over any such liens or encumbrances. The amount paid by Landlord to remove any such lien or encumbrance or otherwise due pursuant to the foregoing indemnity shall be deemed Additional Rent and shall be payable within thirty (30) days after demand.

ARTICLE 8

Repairs

A. Tenant’s Obligations.

1. Except for: (i) the cleaning and trash removal provided by Landlord pursuant to Article 6 hereof; (ii) Landlord’s obligation to repair and maintain certain portions and elements of the Building as set forth in Section 8(B) hereof; (iii) Landlord’s obligation to repair any damage due to or arising from any acts, omissions or negligence of Landlord or its agents, employees, contractors or subcontractors; (iv) Landlord’s obligations with respect to repairs necessitated by fire or other casualty or condemnation pursuant to Articles 9 and 11 hereof; and (v) Landlord’s obligation to comply with Laws as set forth in Section 5(B) hereof, Tenant shall keep the Premises in good and sanitary condition, working order and repair, ordinary wear and tear excepted,

(including, without limitation, carpet, wall-coverings, doors, plumbing and other utility systems or equipment (including private restrooms)), installed for Tenant’s exclusive use as part of Initial Tenant Work or any Alteration Work. In the event that any repairs, maintenance or replacements in the Premises are required, Tenant shall promptly arrange for the same either through (at Tenant’s election): (a) Landlord for such reasonable charges as Landlord may from time to time establish; (b) such contractors as Landlord generally uses at the Property; or (c) such other contractors as Landlord shall first approve in writing (acting reasonably). All repairs, maintenance and replacements shall be performed in a first class, worker like manner. Tenant, with its employees or contractors of its choosing, subject to maintaining labor harmony, may perform all work within the Premises related to painting, furniture moving, light bulb replacement, millwork maintenance, picture hanging and similar minor decorating work without obtaining Landlord’s prior consent and without prior notice to Landlord.

2. Subject to the provisions of Section 10(C) hereof, if any damage to the Building outside of the Premises or to any equipment or appurtenance thereto or any part thereof results from any negligent act or omission, willful misconduct or breach of Tenant’s obligations under this Lease of or by Tenant or its contractors, subcontractors, agents or employees, Landlord may, at Landlord’s option and subject to the provisions of Section 22(F) hereof, make such repairs and replacements or undertake such maintenance at Tenant’s cost and expense.

B. Landlord’s Obligations. Landlord shall keep: (i) the common areas of the Building; (ii) elevators serving the Premises; (iii) the roof of the Building; (iv) exterior plate glass; (v) public restrooms and restrooms used by Tenant in common with other tenants of the Building; (vi) structural elements; (vii) those mechanical, electrical and communications systems, equipment and risers serving the Premises except those systems, equipment and risers installed as part of Initial Tenant Work or Alteration Work for Tenant’s exclusive use; (viii) those heating, ventilating and air conditioning systems or equipment serving the Premises except those systems and equipment installed as part of Initial Tenant Work or Alteration Work for Tenant’s exclusive use; and (ix) those plumbing and other utility systems or equipment serving the Premises except those systems and equipment installed as part of Initial Tenant Work or Alteration Work for Tenant’s exclusive use, in good and sanitary working order, condition and repair, in compliance with all Laws (the cost of which shall be included in Operating Expenses to the extent permitted by Article 3 hereof). Subject to the provisions of Section 10(C) hereof, if any damage to the Premises or to any equipment therein or appurtenance thereto or any part thereof results from any negligent act or omission or willful misconduct by Landlord or its contractors, subcontractors, agents or employees or from the breach of Landlord’s obligations under this Lease, Landlord shall undertake at its sole cost and expense all repairs and replacements that are required to address such damage. No promises of Landlord to alter, remodel, improve, repair, decorate or clean the Property or any part thereof have been made, and no representation respecting the condition of the Property or any part thereof has been made to Tenant by or on behalf of Landlord except to the extent expressly set forth in this Lease.

C. Minimization of Interference. Whenever Landlord or any person authorized by Landlord shall perform any work required under Section 8(B) hereof, Landlord shall do so, or shall cause such person to do so, diligently and in such a manner as shall minimize interference with Tenant’s conduct of its business, provided that this sentence shall not require Landlord to incur additional costs for labor at overtime or premium rates unless such work is necessitated by any negligent act, omission or willful misconduct by Landlord or its contractors, subcontractors, agents or employees or by the breach of Landlord’s obligations under this Lease.

D. Casualty or Condemnation Events. The provisions of this Article shall not apply in the case of fire or other casualty or condemnation, in which case Article 9 or Article 11 hereof, as the case may be, shall control.

ARTICLE 9

Casualty Damage

A. Casualty.

1. If the Building or any part of the Property providing access thereto shall be damaged by fire or other occurrence, Landlord shall repair and restore the same unless this Lease is terminated by Landlord or Tenant pursuant to the provisions of this Article. Such restoration of the Building or the Property shall be to substantially the condition existing immediately prior to the fire or other occurrence, except for modifications required by zoning and building codes and other Laws, and except that Landlord shall not be required to repair or replace any of Tenant’s furniture, furnishings, movable fixtures, equipment, or personal property or any special installations in the Premises (collectively, “Tenant’s Property”) or any portion of Initial Tenant Work or any Alteration Work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided that Landlord shall make such repairs and restoration diligently, promptly (given the nature of the damage to be repaired) and in such a manner as to not, to the extent practicable, unreasonably interfere with Tenant’s conduct of its business elsewhere in the Premises. Landlord shall not be required to do such repair or restoration work on an overtime or premium time basis.

2. Landlord shall, within sixty (60) days after the occurrence of any damage to the Building and/or the Property or destruction thereof or thereto resulting from a fire or other occurrence, deliver to Tenant a notice (an “Anticipated Completion Date Notice”) accompanied by the written opinion of a qualified, experienced and reputable architect not affiliated with Landlord (hereinafter referred to as the “Casualty Consultant”), of: (a) the date by which Landlord anticipates being able to substantially complete the repair and restoration of the Building and/or the Property, as applicable, based on good construction practices and without employing labor at overtime or other premium rates, and including reasonably anticipated periods for insurance claim processing and adjustments (the “Anticipated Completion Date”); and (b) the period of time required for Tenant to commence and diligently prosecute to completion the repair and restoration of Initial Tenant Work and any other Alteration Work and/or Tenant’s Property to substantially the condition existing immediately prior to the fire or other occurrence based on good construction practices and without employing labor at overtime or other premium rates (“Tenant’s Completion Period”).

3. If the Building shall be so damaged or destroyed by fire or other occurrence (whether or not the Premises are damaged or destroyed) such that: (a) it will require a reasonably estimated expenditure of more than twenty percent (20%) of the full insurable value of the Building immediately prior to the fire or other occurrence; or (b) it will take more than nine (9) months to repair or rebuild the portion of the Building so damaged or destroyed, then in either such case Landlord may terminate this Lease by giving Tenant notice to such effect at the same time that Landlord delivers the Anticipated Completion Date Notice.

4. If: (a) more than twenty percent (20%) of the Rentable Area of the Premises is rendered unusable by such fire or other occurrence and (b) either (i) the Anticipated Completion Date set forth in the Anticipated Completion Date Notice is later than nine (9) months after the date of such fire or other occurrence; or (ii) the fire or other occurrence occurs during the last twelve (12) months of the Term and the Anticipated Completion Date set forth in the Anticipated Completion Date Notice is later than the earlier of the Expiration Date or sixty (60) days after the date of such fire or other occurrence, Tenant may elect to terminate this Lease by delivering to Landlord a notice within forty-five (45) days after Tenant receives the Anticipated Completion Date Notice (or within ninety (90) days after the date of such damage or destruction if Landlord shall fail timely to give the Anticipated Completion Date Notice), specifying the date for the termination of this Lease.

5. As used herein, any portion of the Premises shall be deemed “unusable” if: (a) such portion of the applicable space is unusable for the normal conduct of Tenant’s business, including, without limitation, any elevator service or inability to use such portion of the Premises as a result of any interruption of electricity, water, HVAC or any other service to be provided by Landlord under this Lease, or any interruption in Tenant’s telecommunications services (including, without limitation, data line, servers, telephone lines or other central or critical components of Tenant’s telecommunications systems), in each case serving such portion of the Premises; or (b) there is no reasonably safe method of ingress to or egress from such space. Any portion of the Premises that is unusable is sometimes hereinafter referred to as the “Untenantable Space”.

B. Repair and Restoration. Unless this Lease is terminated as provided in Section 9(A) hereof, Landlord shall proceed with reasonable diligence and promptness, given the nature of the damage to be repaired, to repair such damage and restore the Building, all subject to Unavoidable Delays. Notwithstanding any provision in this Lease to the contrary, Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair, restoration or rehabilitation of any portion of the Premises or the Building as a result of any damage from fire or other occurrence.

C. Rent Abatement. If the damage or destruction resulting from any fire or other occurrence renders all or any portion of the Premises unusable and if this Lease shall not be terminated pursuant to the foregoing provisions of this Article, Base Rent and all other Rent (including without limitation Tenant’s Tax Payment and Tenant’s Operating Expense Payment) allocable to the Untenantable Space shall abate for the period commencing on the date the Premises or such portion thereof becomes unusable and Tenant ceases to use such space for the normal conduct of its business and continuing until the earlier of: (i) the date on which Tenant shall reoccupy such space for the normal conduct of its business, and (ii) the period of time equal to Tenant’s Completion Period as the same may be extended pursuant to periods of Unavoidable Delays. Notwithstanding the foregoing, if Tenant reoccupies any portion of the Untenantable Space for the continuous, normal conduct of its business, such abatement shall end with respect to such portion of the Untenantable Space.

D. Rent Adjustments. If this Lease is terminated pursuant to this Article: (i) Rent shall be apportioned on a per diem basis and be paid to the date of the fire or other occurrence with appropriate adjustment for any portion of the Premises that Tenant continuously occupied for the normal conduct of Tenant’s business from the date of the fire or other occurrence until said termination, and any payments of Rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant within thirty (30) days after the termination of this Lease; and (ii) upon the date specified in any notice terminating this Lease, this Lease shall expire and terminate as fully and completely as if such date were the date set forth for the expiration of this Lease.

E. Restoration of Tenant’s Work. If this Lease is not terminated pursuant to this Article as a result of such a fire or casualty, Tenant, at its expense, and whether or not its insurance proceeds will be sufficient for such purpose, shall proceed with reasonable diligence to repair, reconstruct or replace the Initial Tenant Work and any Alteration Work.

F. Sole Remedies. Landlord and Tenant agree that Landlord’s obligation to restore the Building, Tenant’s obligation to restore the Initial Tenant Work and Alteration Work, the abatement of Rent provided herein and Landlord’s and Tenant’s rights to terminate this Lease, all as set forth in this Article, shall be each party’s sole recourse in the event of damage to or destruction of the Premises, the Building and/or the Property by fire or other occurrence, and each of Landlord and Tenant waive any other rights either party may have under any applicable Law to terminate this Lease by reason of damage to the Premises or the Property.

ARTICLE 10

Insurance, Subrogation, and Waiver of Claims

A. Tenant’s Insurance.

1. Tenant, at its sole cost and expense, shall maintain in force and effect: (a) commercial property insurance covering, at a minimum, the perils insured under the ISO special cause of loss form, which provides “all risk” coverage, with respect to: (i) Initial Tenant Work and any Alteration Work, together with any other fixtures installed by or on behalf of Tenant in the Building, including, but not limited to, special wall and floor coverings, special lighting fixtures, built-in cabinets and bookshelves; and (ii) Tenant’s inventory, contents, furniture, equipment and other personal property of Tenant located in the Premises, in each case for not less than the full replacement cost of such property; (b) commercial general liability insurance covering liability arising in respect of the Premises and the conduct or operation of Tenant’s business therein for bodily injury, property damage, advertising injury and personal injury, including products/completed operations and liability assumed under an insured contract (including tort liability of another assumed in a business contract) on an occurrence basis and, to the extent applicable, host liquor liability insurance, with limits of not less than $5,000,000 combined single limit for bodily injury (including death), or damage or injury to or destruction of property (including the loss of use thereof) for any one occurrence, and in the aggregate, with the aggregate applicable on a per location basis, provided that a portion of such commercial general liability insurance may be provided through an umbrella or excess liability policy so long as at least $2,000,000 of primary coverage is carried by Tenant; (c) workers’ compensation insurance to the extent required by Laws, together with Employers Liability limits of not less than $1,000,000 per accident and per illness; (d) automobile liability insurance insuring all owned and non-owned and hired automobiles with limits of liability of not less than $1,000,000 for bodily injury and property damage; and (e) business interruption and/or extra coverage as part of its commercial property insurance (provided that in no event shall Landlord be liable for any business interruption or other consequential loss sustained by Tenant, whether or not it is insured by Tenant, even if such loss is caused by the negligence of Landlord, its employees, officers, directors or agents). Landlord may periodically require that Tenant reasonably increase the aforementioned coverages and limits of liability on a basis consistent with the insurance required to be maintained by comparable tenants in the Comparable Buildings.

2. Tenant’s commercial general liability policy shall include Landlord, those of its members of whose identity Tenant has received notice, from time to time, their respective directors, officers, employees and agents (including the Building’s managing agent) and any mortgagees of the Building whose names and addresses shall have been previously provided to Tenant (the “Landlord Protected Parties”) as additional insureds and the insurance shall be primary to and non-contributory with any insurance maintained by such additional insureds.

3. Tenant shall deliver to Landlord certificates of insurance evidencing such coverage (and showing the Landlord Protected Parties as additional insureds) prior to taking possession of the Premises (including any possession to perform any Initial Tenant Work). Thereafter, Tenant shall endeavor to deliver to Landlord certificates of insurance evidencing Tenant’s insurance coverage (and showing Landlord Protected Parties as additional insureds) at least thirty (30) days prior to the expiration date of any such policy and shall deliver such certificate, in any event, at least ten (10) days prior to such expiration date. All such insurance policies shall contain a provision that the insurer will endeavor to provide at least thirty (30) days prior written notification to Landlord prior to cancellation of such policies.

B. Landlord’s Insurance. Landlord agrees to purchase and keep in force and effect: (i) policies of insurance covering loss or damage to the Building and that portion of the tenant improvements therein paid for by Landlord (specifically excluding, however, the cost of any Initial Tenant Work and any other tenant improvement work or Alteration Work in the Premises) in an amount and in form and substance (including applicable deductibles) reasonably acceptable to Landlord and its mortgagee, and (ii) commercial general liability insurance applicable to the Building and the common areas in amounts and coverages and deductibles as reasonably determined by Landlord and any mortgagee of Landlord.

C. General Provisions of Insurance.

1. Except as provided herein to the contrary, any insurance carried by Landlord or Tenant shall be for the sole benefit of the party carrying such insurance (or its assignee). Any insurance policies required hereunder may be “blanket policies” and/or umbrella policies issued to, as applicable: (x) Tenant and covering the Premises and other properties owned or leased by Tenant or its Affiliates; or (y) Landlord and covering the Building and/or the Property and other properties owned or leased by Landlord or its Affiliates, provided that such policies otherwise; (a) comply with the provisions of this Lease; (b) expressly allocate to the Premises, the Building and/or the Property, as applicable, the specified coverage, without possibility of reduction of the amounts payable with respect to the Premises, the Building or the Property, as applicable, below the levels required by this Article, except that, with respect to Landlord’s commercial property insurance, such policies may contain a per occurrence loss limit that is less than the aggregate full replacement cost of all properties insured thereunder so long as such per occurrence loss limit is not less than the coverage required hereunder with respect to the Building. If the insurance required by this Lease shall be effected by any such blanket or umbrella policies, the party maintaining such blanket or umbrella policy shall furnish to the other from time to time upon request reasonable evidence of valid current coverage; provided that any person or persons receiving or reviewing such evidence of insurance on behalf of the requesting party shall by so doing be deemed to have agreed to hold same in confidence, provided that such person may disclose such information to Tenant or Landlord, any persons within such person’s organization, and such other parties as may be reasonably necessary to determine whether such blanket or umbrella policy satisfies the terms and conditions of this Lease.

2. All insurance required hereunder shall be provided by insurers that are licensed and approved to conduct business in Illinois or authorized to write insurance in Illinois with a minimum Best rating of “A-VII” or “Excellent” or the equivalent.

3. Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. For this purpose, any applicable deductible or self-insured amount shall be treated as though it were recoverable under such policies.

4. Landlord agrees that, if obtainable, it will include in its commercial property insurance and commercial general liability insurance policy or polices appropriate clauses pursuant to which the insurance companies: (a) waive all right of subrogation against Tenant and its subtenants and assigns with respect to losses payable under such policies, notwithstanding that such losses may result from the negligence or fault of Tenant, its servants, agents, employees, subtenants or assigns; and (b) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies. Landlord further waives any claims it may have against Tenant to recover from

Tenant (except to the extent a portion thereof is includable in Operating Expenses under Article 3) any deductible or self-insured amounts required to be paid by Landlord under such policy or policies notwithstanding that such amounts may have been payable as a result of the negligence or fault of Tenant, its servants, agents or employees.

5. Tenant agrees that, if obtainable, it will include in its commercial property insurance and commercial general liability insurance policy or policies appropriate clauses pursuant to which the insurance companies: (a) waive the right of subrogation against Landlord and any other tenant of space in the Building with respect to losses payable under such policy or policies notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and/or the servants, agents or employees thereof; and (b) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. Tenant further waives any claims it may have against Landlord to recover from Landlord any deductible or self-insured amounts required to be paid by Tenant under such policy or policies notwithstanding that such amounts may have been payable as a result of the negligence or fault of Landlord, its servants, agents or employees.

6. Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to this Section cannot be obtained. Landlord and Tenant hereby also agree to notify each other promptly of any cancellation or change of the terms of any such policy which would affect such clauses.

7. Upon request from the other party from time to time, Landlord and Tenant shall provide the requesting party with a certificate of insurance or other reasonable evidence that Landlord or Tenant, as applicable, has in place the insurance required of it hereunder.

ARTICLE 11

Condemnation

A. Total Taking. If the whole of the Premises shall be lawfully taken or condemned by any governmental authority for any public or quasi public use or purpose, upon the date of title vesting in such proceeding, the Term shall terminate as fully and completely as if such date were the date set forth herein for the expiration of this Lease and Tenant shall forthwith quit, surrender and vacate the Premises without prejudice however to each of Landlord’s and Tenant’s rights and remedies against each other for any obligations under the provisions of this Lease which accrued prior to such termination, and any Rent owing shall be paid up to such date and any payments of Rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant within thirty (30) days after the termination of this Lease.

B. Partial Taking. If only a part of the Premises shall be so taken or condemned (such part being hereinafter the “Partial Taking Premises”): (1) upon the date of title vesting in such proceeding, the Term shall terminate with respect to the Partial Taking Premises and Tenant shall forthwith quit, surrender and vacate the Partial Taking Premises without prejudice, however, to each of Landlord’s and Tenant’s rights and remedies against the other for any obligations under the provisions of this Lease in effect with respect to the Partial Taking Premises which accrued prior to such termination, and any Rent owing in respect of the Partial Taking Premises shall be paid up to such date and any payments of Rent in respect of the Partial Taking Premises made by Tenant which were on account of any period subsequent to such date shall within thirty (30) days after the termination of this Lease with respect to the Partial Taking Premises be returned to Tenant; and (2) except as provided in Section 11(C) below, this Lease shall continue in full force and effect with respect to the balance of the Premises and from and after the date of such taking the Rent shall be reduced by the amount attributable to the Partial Taking Premises.

C. Termination Rights. If the Partial Taking Premises shall be more than twenty percent (20%) of the Premises, or if any other portion of the Building or the Land shall be taken or condemned which causes more than twenty percent (20%) of the Premises to be untenantable, Tenant shall have the right to terminate this Lease by giving to Landlord, within sixty (60) days following the date on which Tenant shall have received notice of the vesting of title, notice specifying a date for the termination thereof. Upon the date specified in such notice the Term shall terminate as fully and completely as if such date were the date set forth herein for the expiration of this Lease, and Tenant shall forthwith quit, surrender and vacate the Premises without prejudice, however, to each of Landlord’s and Tenant’s rights and remedies against the other under the provisions of this Lease in effect prior to such termination. Any Rent owing shall be paid up to such date and any payments of Rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant within thirty (30) days after the termination of this Lease.

D. Interest in Awards. Notwithstanding any termination of the Lease, in the case of either a partial or complete taking or condemnation of the Premises, Tenant shall have the right to make an independent claim to the condemning authority for (i) Tenant’s moving expenses (if available under applicable Law), and (ii) Tenant’s personal property, trade fixtures and equipment, provided that Tenant is entitled pursuant to the terms of this Lease to remove such property, trade fixtures and equipment at the end of the Term. Tenant shall have no right to make any such claim with respect to the value of the unexpired portion of the Term of this Lease or the Initial Tenant Work or the Alteration Work, all of which shall be deemed to be Landlord’s property

E. Temporary Taking. If the temporary use or occupancy of all or any part of the Premises shall be lawfully taken or condemned by any governmental authority for any public or quasi-public use or purpose during the Term (any such taking being herein called a “temporary taking”), then (i) this Lease shall be and remain unaffected by such taking, except that Base Rent and Additional Rent shall be proportionately abated with respect to the period for which all or any portion of the Premises is so taken, (ii) Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award for such temporary taking which represents compensation for the use and occupancy of the Premises (except to the extent that Base Rent and Additional Rent shall have been abated), for the temporary taking of any improvements to the Premises made by or at the direction of Tenant, Tenant’s personal property, trade fixtures and equipment and for moving expenses and (iii) Landlord shall be entitled to receive that portion of the award, if any, for such temporary taking which represents reimbursement for the rental abatement given Tenant as a result of such temporary taking and for the cost of restoring the Premises, but only to the extent Landlord is obligated to pay such cost, pursuant to Section 11(F) hereof. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period up to and including such Expiration Date and Landlord shall receive so much thereof as represents the period after such Expiration Date.

F. Restoration. If any part of the Building or the Premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose (including, without limitation, any temporary taking) and this Lease is not terminated as a result thereof, (i) Landlord, at its expense shall proceed with reasonable diligence to repair any damage to any portion of the Building not so taken and restore such portion of the Building to substantially its former condition, to the extent that the same may be feasible and so as to constitute an architecturally complete Building and cause the Premises to be ready for the installation of tenant improvements, and to enable Tenant to occupy the Premises, subject to completion therein of any required restoration of Initial Tenant Work and any other tenant improvement work or Alteration Work in the Premises by Tenant, and (ii) Tenant, at its expense, and whether or not any award or awards will be sufficient for the purpose, shall proceed with reasonable diligence to repair any damage to any portion of the Initial Tenant Work not so taken and restore such portion of the Initial Tenant Work to substantially its former condition, to the extent that the same may be feasible.

ARTICLE 12

Return of Possession

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall surrender possession of the Premises in good condition, ordinary wear and tear and damage by fire, other occurrence or condemnation which Tenant is not obligated to repair excepted, and shall surrender all keys and any key cards, to Landlord, and advise Landlord as to the combination of any locks or vaults then remaining in the Premises, and shall remove all of Tenant’s trade fixtures and personal property. All improvements and fixtures in or upon the Premises (except trade fixtures and personal property belonging to Tenant and except Alteration Work that is so removed by Tenant prior to the termination or expiration of this Lease) that are not removed by Tenant prior to the termination or expiration of this Lease, whether installed by Tenant or Landlord, shall be Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant. Any trade fixtures and personal property of Tenant not removed from the Premises on or before the expiration or earlier termination of the Term shall be conclusively presumed to have been abandoned and conveyed by Tenant to Landlord without payment by Landlord or warranty of representation by Tenant unless Tenant removes such items within ten (10) days after demand therefor by Landlord. Notwithstanding anything to the contrary contained herein, any and all leasehold improvements which are a part of Initial Tenant Work or any Alteration Work shall be the property of Landlord and shall not be removed by Tenant upon surrender of possession of the Premises, except to the extent removal of any portion of Initial Tenant Work or Alteration Work is required as provided in Article 7. Except as expressly provided to the contrary in this Article 12 or in Article 7 Tenant shall have no obligation to pay any amounts to Landlord for the demolition, removal or restoration of the leasehold improvements in the Premises following the expiration or termination of this Lease.

ARTICLE 13

Holding Over

Unless Landlord expressly agrees otherwise in writing, if Tenant shall retain possession of the Premises or any part thereof after the expiration or earlier termination of this Lease, Tenant shall pay Landlord (i) for the first sixty (60) days of such holding over, one hundred fifty percent (150%) of the Base Rent and Additional Rent applicable immediately prior thereto and (ii) for the period from and after the sixty-first (61st) day of such holding over, two hundred percent (200%) of such Base Rent and Additional Rent, in each case prorated on a per diem basis for each day of such holding over. In addition, if such holding over exceeds sixty (60) days, Tenant shall also be liable to Landlord for all direct and/or consequential damages, costs and expenses incurred as a result of such holdover, including without limitation any losses from Landlord’s inability to timely fulfill its obligations to any subsequent tenants of the Premises or portions thereof. The foregoing provisions shall not serve as permission for Tenant to holdover, nor serve to extend the Term (although after commencement of said holdover Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises, and shall be subject to the provisions of Article 12 hereof). Tenant shall not be entitled to any renewal, right of first offer or expansion rights contained in this Lease or in any amendments hereto during any such holdover period. The provisions of this Section shall not operate as a waiver by Landlord of any right of re-entry herein provided.

ARTICLE 14

No Waiver

No provision of this Lease will be deemed waived by either Landlord or Tenant unless such waiver is express and is set forth in a written document signed by Landlord or Tenant, as the case may be. No waiver shall be implied by delay or any other act or omission of either Landlord or Tenant. No waiver by either Landlord or Tenant of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and the consent or approval of Landlord or Tenant, as applicable, respecting any action by Tenant or Landlord, as applicable, shall not constitute a waiver of any requirement for obtaining the consent or approval respecting any subsequent action. Payment of Rent by Tenant or acceptance thereof by Landlord shall not constitute a waiver of any breach by Landlord or Tenant, as applicable, of any term or provision of this Lease. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from any person or entity other than Tenant, including any Transferee (as hereinafter defined), shall not constitute a waiver of any right that Landlord may have hereunder to approve any Transfer (as hereinafter defined).

ARTICLE 15

Attorneys’ Fees and Jury Trial

In the event of any litigation between Landlord and Tenant, the prevailing party shall be entitled to obtain, as part of the judgment, all reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable Law. In the interest of obtaining a speedier and Jess costly hearing of any dispute, Landlord and Tenant hereby each irrevocably waive the right to trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises.

ARTICLE 16

Personal Property Taxes, Rent Taxes and Other Taxes

Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon Tenant’s fixtures, furnishings, equipment and personal property located in the Premises. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the property of Landlord. In the event any such items shall be assessed and billed with the property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within thirty (30) days after Landlord delivers to Tenant a statement and a copy of the assessment or other documentation showing the amount of such impositions applicable to Tenant’s property. Tenant shall pay any sales tax, service tax, transfer tax, value added tax, or any other applicable tax on the services herein or otherwise respecting this Lease, to the extent such taxes are not included in Taxes or Operating Expenses pursuant to Article 3 hereof, provided that in no event will Tenant pay any taxes attributable to any income received by Landlord or any other taxes or impositions on Landlord or the Building to the extent such taxes or impositions are expressly excluded from Taxes and Operating Expenses pursuant to Article 3 hereof.

ARTICLE 17

Entry by Landlord

Landlord may enter the Premises at all reasonable times (and Tenant shall have the right to have its representative present) as long as Landlord provides Tenant with reasonable prior notice thereof of at least one business day (except in the case of an emergency in which case Landlord shall attempt to notify Tenant as promptly as practicable but no notice shall be required) and coordinates such entry with Tenant so as not to unreasonably disrupt Tenant’s business to: (A) inspect the same; (B) exhibit the same to prospective purchasers, mortgagees or tenants; (C) supply janitorial and other services to be provided by Landlord to Tenant under this Lease; (D) perform such maintenance or make such repairs in or to the Building or the Premises as Landlord is required to perform or make pursuant to the terms hereof; and (E) make such improvements to any portion of the Building other than the Premises as Landlord desires to make, and for such purposes enter upon the Premises, provided that same do not violate any provision of this Lease. All such work shall be done by Landlord as expeditiously as reasonably possible and so as to cause as little interference to Tenant as is reasonably practicable. Tenant waives any claim for special or consequential damages of whatever kind for any injury to, or unreasonable inconvenience or unreasonable interference with, Tenant’s business, occupancy or quiet enjoyment of the Premises. Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar areas designated from time to time by Tenant in writing to Landlord), and Landlord shall have the right to use reasonable means to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means shall not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises. Such entry by Landlord shall not act as a termination of Tenant’s obligations under this Lease.

ARTICLE 18

Subordination and Attornment

A. Subordination. Tenant agrees that this Lease and the rights of Tenant hereunder are and shall be subject and subordinate to: (i) all existing or future mortgages, deeds of trust, ground leases or master leases encumbering all or any part of the Property; (ii) all past and future advances made thereunder; and (iii) all renewals, modifications, replacements and extensions of any such mortgages, deeds of trust, ground leases or master leases (“Superior Mortgage” or “Superior Lease”), with each mortgagee or lessor thereunder being referred to as a “Superior Mortgagee” or “Superior Lessor”, as the case may be). Any Superior Mortgagee and any Superior Lessor shall have the right to elect, by written notice given to Tenant, to have this Lease made superior in whole or in part to its own Superior Mortgage or Superior Lease. If more than one Superior Mortgagee or Superior Lessor sends conflicting notices, those of the more senior Superior Mortgagee or Superior Lessor will control. Tenant has on the date hereof executed and delivered to Landlord a subordination, non-disturbance and attornment agreement (“SNDA”) in the form required by Landlord’s existing Superior Mortgagee and Landlord shall cause such SNDA to be executed and delivered back to Tenant by such Superior Mortgagee promptly after the date hereof. With respect to any Superior Mortgage or Superior Lease entered into after the date hereof, Landlord shall, as a condition to Tenant’s subordination to any such Superior Mortgage or Superior Lease, obtain a subordination, non-disturbance and attornment agreement from the applicable Superior Mortgagee or Superior Lessor on such party’s standard form.

B. Attornment. If the interest of Landlord under this Lease shall be transferred to any Superior Mortgagee under a Superior Mortgage or Superior Lessor under a Superior Lease, or other purchaser or person taking title to the Property by reason of the foreclosure of any Superior Mortgage or deed in lieu of foreclosure or termination of any Superior Lease (any such person being sometimes referred to as “Successor Landlord”), Tenant shall be bound to such Successor Landlord under all of the terms, covenants and conditions of this Lease for the balance of the Term remaining and any extensions or renewals thereof which may be effected in accordance with any option therefor in this Lease, with the same force and effect as if the Successor Landlord were the landlord under this Lease. If requested to do so, Tenant shall enter into a new Lease for the balance of the Term upon the same terms and conditions of this Lease. Tenant shall attorn to and recognize as Tenant’s landlord under this Lease such Successor Landlord, said attornment to be effective and self-operative without the execution of any further instruments upon the Successor Landlord’s succeeding to the interest of Landlord under this Lease and assuming the obligations of Landlord hereunder.

ARTICLE 19

Estoppel Certificate

Tenant agrees that, from time to time within ten (10) business days’ upon written request by Landlord, Tenant shall execute and deliver to Landlord a written certificate certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in possession of the Premises, if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no off-sets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any off-sets or defenses, a full and complete explanation thereof); and (vi) such additional matters as may be requested by Landlord, it being agreed that such certificate may be relied upon by any prospective purchaser, mortgagee or other person having or acquiring an interest in the Building.

ARTICLE 20

Assignment and Subletting

A. Transfers.

1. Except as otherwise provided in this Article, Tenant shall not have the right, without the prior written consent of Landlord, to: (a) mortgage, pledge, hypothecate, encumber, permit any lien to attach to, or otherwise transfer, directly or indirectly, this Lease or any interest hereunder, by operation of law or otherwise; (b) assign this Lease or sublet the Premises or any part thereof; or (c) otherwise permit the use of the Premises by any persons other than Tenant (each of the foregoing is herein sometimes referred to as a “Transfer” and any person to whom any Transfer is made or sought to be made is herein sometimes referred to as a “Transferee”).

2. If Tenant desires to consummate any Transfer (other than a Permitted Transfer) with respect to which Landlord’s consent is required pursuant to the terms hereof, Tenant shall notify Landlord in writing of the material terms and conditions of such Transfer (each a “Transfer Request”) including, without limitation: (a) the proposed effective date of such Transfer (which shall not be less than fifteen (15) business days after the date of the Transfer Request); (b) in the case of a sublease, the portion of the Premises proposed to be Transferred (the “Subject Space”); (c) the. proposed rent or other consideration therefor; and (d) the name and address of the proposed Transferee. The Transfer Request shall be accompanied by a copy of the proposed document or documents effecting the proposed Transfer and, in the case of an assignment, the most recent financial statements of the proposed Transferee. Such financial statements shall be certified by an officer, partner, owner or independent auditor of the proposed Transferee, to the extent certified statements are available to Tenant. Tenant shall also submit to Landlord such other information regarding the proposed Transfer and the proposed Transferee as Landlord may reasonably request. Any Transfer made in violation of this Article shall, at Landlord’s option, be deemed null, void and of no effect, and/or shall constitute a Default (as hereinafter defined).

B. Approval.

1. Subject to Landlord’s right to recapture under Section 20(E), if applicable, Landlord shall not unreasonably withhold or condition or delay its consent to any proposed Transfer. Within ten (10) business days after delivery of any Transfer Request, Landlord shall: (a) grant consent to the proposed Transfer; or (b) notify Tenant that Landlord withholds its consent to the proposed Transfer, which notice shall specify Landlord’s reasons for withholding such consent.

2. Tenant agrees that Landlord shall be acting reasonably in withholding its consent, when such consent is required hereunder, if any one or more of the following applies: (a) the Transferee is of a character or reputation or engaged in a business which will damage the reputation of the Building or is inconsistent with the type of tenants found in Comparable Buildings; (b) the Transferee intends to use the Premises or any portion thereof for purposes which are not permitted under this Lease; (c) the Transferee is a governmental or quasi-governmental agency or instrumentality; (d) there exists an Event of Default at the time Tenant requests consent to the proposed Transfer; or (e) the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested.

3. Tenant agrees to pay to Landlord, within thirty (30) days after demand therefor, the actual, reasonable, out-of-pocket legal, architectural and engineering costs incurred by Landlord in connection with any Transfer (other than a Permitted Transfer) requested by Tenant, not to exceed $1,500 per request, whether or not Landlord consents thereto.

C. Transfer Premium. If Landlord consents to any Transfer (other than a Permitted Transfer), Tenant, contemporaneously with Tenant’s delivery of a fully executed duplicate original of the document or documents effecting such Transfer, shall deliver to Landlord a certification (the “Transfer Premium Certificate”) of the amount of any consideration to be received by Tenant that is attributable to such Transfer. Except in the case of a Permitted Transfer, Tenant shall pay to Landlord fifty percent (50%) of any Net Transfer Premium (as hereinafter defined) within thirty (30) days after same is received and collected by Tenant from time to time. As used herein, “Net Transfer Premium” shall mean, with respect to any Transfer, the amount of any consideration received from any Transferee in consideration for such Transfer less: (i) in the case of a subletting, all Rent payable under this Lease in respect of the Subject Space during the term of such sublease; and (ii) Transfer Costs (as hereinafter defined). As used herein, “Transfer Costs” with respect to any Transfer shall mean: (a) any allowances or other economic concessions (including free rent periods); (b) costs of alterations made to the Premises (including without limitation costs of dividing the Premises and creating common corridors); (c) brokerage commissions; (d) advertising and marketing costs; and (e) reasonable legal, architectural, and engineering costs paid or incurred by Tenant (whether incurred directly by Tenant or reimbursed by Tenant to Landlord or other parties). If part of the consideration for such Transfer shall be payable other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord and to Tenant.

D. Subordination of Subleases. Any sublease hereunder shall be subject and subordinate to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (i) treat such sublease as having been canceled effective as of the date this Lease shall terminate and if such subtenant shall fail to vacate the Subject Space on or before such date, to repossess the Subject Space by any lawful means; or

(ii) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease. If there exists an Event of Default, Landlord is hereby irrevocably authorized, as Tenant’s agent, to deliver a notice to any Transferee (with a copy to Tenant), directing such Transferee to make all payments under or in connection with the Transfer directly to Landlord (which payment or payments Landlord shall apply first to any Rent then due and payable to Landlord, then to any arrears under this Lease, and any excess in such payment over Tenant’s then current obligations or arrears shall be promptly delivered to Tenant) until such time as such Transferee receives notice from either Landlord or Tenant that such Event of Default has been cured (and Landlord and Tenant each agree that a copy of such notice shall be simultaneously delivered to the other party).

E. Landlord’s Recapture Right. Except with respect to Permitted Transfers, in the event Tenant at any time desires to assign this Lease or to sublet any portion of the Premises and if such sublease would cause more than fifty percent (50%) of the Premises to be subject to subleases for all or substantially all of the remainder of the Term, Landlord shall have the right, to be exercised by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice requesting Landlord’s exercise or waiver of such right, to recapture the space then proposed to be assigned or sublet as described in Tenant’s notice and such recapture notice shall, if given, cancel and terminate this Lease with respect to the space therein described as of the effective date of such assignment or sublease as stated in Tenant’s notice, provided that Tenant may rescind its request within five (5) business days of receipt of Landlord’s notice in which event Landlord’s option to recapture the space shall not be operative. Tenant’s notice may be given prior to Tenant locating an assignee or subtenant. If Landlord fails to so notify Tenant with such 30-day period, Landlord shall be deemed to have elected not to exercise such recapture right and Tenant may, after obtaining Landlord’s approval thereof to the extent required in Section 20(B), enter into an assignment or sublease as specified in Tenant’s notice not later than nine (9) months after the giving of Tenant’s notice or, if Tenant fails to do so, such recapture right shall be reinstated. If Tenant’s notice shall cover all of the Premises, and Landlord shall have exercised its foregoing recapture right, the Term of this Lease shall expire and end on the date stated in Tenant’s notice as fully and completely as if the date had been herein definitely fixed for the expiration of the Term. If, however, this Lease shall be cancelled with respect to less than the entire Premises, Base Rent and Tenant’s Pro Rata Share shall be adjusted to reflect only those portions of the Premises retained by Tenant as described in this Lease, and this Lease as so amended shall continue thereafter in full force and effect.

F. Non-Waiver. The consent by Landlord to any Transfer shall not relieve Tenant, or any person claiming through or by Tenant, of the obligation to obtain the consent of Landlord, pursuant to this Article, to any further Transfer (other than a Permitted Transfer). Landlord’s collection of Rent from any Transferee during the continuance of an Event of Default in accordance with the provisions of Section 20(D) hereof shall not be deemed a waiver of any of Landlord’s rights under this Article, an acceptance of such Transferee as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease. No Transfer (including without limitation any Permitted Transfer) shall release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue to be fully liable hereunder (but Tenant shall not be liable for any additional obligations under any amendment to or modifications of this Lease by any Transferee unless consented to in writing by Tenant).

G. Permitted Transfers.

1. Notwithstanding anything contained in this Lease to the contrary, Tenant shall have the right, without Landlord’s prior consent, to assign this Lease or any interest herein to, sublease all or any portion of the Premises to or permit the use of all or any portion of the Premises by: (i) any successor to Tenant or any Permitted Transferee resulting from a merger, reorganization, consolidation, sale of assets or other transaction with Tenant; or (ii) any Affiliate of Tenant or any Permitted Transferee (each of the foregoing is herein sometimes referred to as a “Permitted Transfer” and any person or entity to whom any Permitted Transfer is made is herein sometimes referred to as a “Permitted Transferee”). As used herein, an “Affiliate” shall mean a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Tenant (“control” being interpreted as the ownership of more than ten percent (10%) of the interests in such entity or the possession of the power to direct the management and policies of such entity or the distribution of its profits).

2. Tenant shall notify Landlord of a Permitted Transfer as soon as reasonably possible (and in no event later than the effective date thereof), and such notice shall include information establishing the relationship between Tenant and the Permitted Transferee. Notwithstanding anything contained in this Section to the contrary: (a) no Permitted Transfer shall violate any of the conditions set forth in Sections 20(B)(2)(b) and (c) hereof; (b) any assignee of this Lease shall expressly assume all of Tenant’s obligations and liabilities hereunder to thereafter be performed without releasing Tenant; (c) any sublease shall by its terms be expressly subordinate to all of the terms, covenants and conditions of this Lease; and (d) Tenant shall deliver to Landlord on or prior to the effective date an original executed copy of all documentation effecting such Transfer.

ARTICLE 21

Certain Rights Reserved By Landlord

Landlord shall have the following rights, exercisable without notice (except as herein expressly provided) and without effecting an eviction, constructive or actual, of Tenant’s possession of the Premises, giving rise to any claim for set-off or abatement of Rent and without being liable to Tenant (except insofar as same constitutes a breach of an express provision of this Lease or, subject to Section 10(C) hereof, involves the negligence or willful misconduct of Landlord):

A. To change the name of the Building or the Building’s street address.

B. To install, affix and maintain any and all signs on the exterior and interior of the Building.

C. To reasonably approve, prior to installation, all types of window shades, blinds, drapes and similar window coverings, which approval shall not be unreasonably withheld, conditioned or delayed.

D. To reasonably approve, prior to installation, all internal lighting that may be visible from the exterior of the Building, which approval shall not be unreasonably withheld, conditioned or delayed.

E. To decorate or to make alterations, additions or improvements, structural or otherwise, in or to the Property or any part thereof, provided that access to the Premises or the Building is not materially and permanently adversely affected thereby. In connection with such matters, Landlord may, subject to the provisions of Article 17 hereof, enter upon the Premises and take into and upon or through the Premises all materials required to make such repairs, maintenance, alterations or improvements (provided that there shall be no staging of materials in or from the Premises), and may close public entry ways, other public areas, restrooms, stairways or corridors. Landlord shall take all reasonable steps to minimize any interference with Tenant’s operations resulting from any actions taken by Landlord under this Section. Landlord agrees to promptly repair any damage and restore the Premises to their condition prior to the actions taken pursuant to this Section.

F. To have and retain paramount title to the Premises and the Property free and clear of any act of Tenant purporting to burden or encumber it.

G. G. Subject to Tenant’s Right of First Refusal set forth in this Lease, to lease space in the Property to any person or entity.

H. To grant to anyone the exclusive right to use any portion of the Property for any specified purpose, provided that any such exclusive right shall not operate to exclude Tenant from the office uses and related uses expressly permitted in Article 5 hereof and to reserve to Landlord the exclusive right to reasonably control and reasonably regulate any business and any service being rendered within the Building to its tenants.

I. To approve (which approval shall not be unreasonably withheld) the weight, size and location of safes and other heavy equipment and bulky articles in and about the Premises and the Building (so as not to overload the floors of the Premises), and to require all such items to be moved into and out of the Building and Premises only at such times and in such manner as Landlord shall reasonably direct in writing. Subject to the waiver of subrogation set forth in Section 10(C) hereof, any damages done to the Building, the Premises or to other tenants in the Building by Tenant in the course of moving safes, furniture and other items, or from overloading floors in any way, shall be paid by Tenant. Furniture, boxes, merchandise or other bulky articles shall be transported within the Building only upon or by vehicles equipped with rubber tires and shall be carried only in the freight elevators and in the case of bulk deliveries at such times as the management of the Building shall require pursuant to reasonable rules promulgated and consistently applied to all tenants of the Building. Movements of Tenant’s property into or out of the Building and within the Property are entirely at the risk and responsibility of Tenant, and Landlord reserves the right to require a permit before allowing any such property to be moved out of the Building, which permit shall be in a form prepared by Landlord and reasonably acceptable to Tenant, executed by Tenant’s representative, and used for the sole purpose of preventing the unauthorized removal from the Building of Landlord’s property or the property of any tenant of the Building.

J. To close the Building after normal working hours and on Saturdays, Sundays and holidays subject, however, to Tenant’s right to admittance as set forth herein under such reasonable regulations as Landlord may prescribe from time to time, which may include by way of example but not of limitation, that persons entering or leaving the Building identify themselves to Building personnel by registration or otherwise and that said persons establish their right to enter or leave the Building. Notwithstanding the foregoing, Tenant, subject to the other terms and conditions hereof (and subject to any emergency, fire or other occurrence, or other situation beyond the reasonable control of Landlord), shall have access to the Building and the Premises twenty-four (24) hours per day, seven days per week, fifty-two weeks per year, and services shall be delivered to the Premises at all times and to the extent described in Article 6 hereof.

K. To limit or prevent access to the Property, shut down elevator service, activate elevator emergency controls, or otherwise take such action or preventative measures deemed necessary by Landlord for the safety of tenants or other occupants of the Property or the protection of the Property and other property located thereon or therein, in case of fire, invasion, insurrection, riot, war or other condition that poses a material threat to the health or safety of the tenants or the other occupants of the Property, or the material threat thereof.

L. To install and maintain pipes, ducts, conduits, wires and structural elements in the Premises which serve other parts of the Building provided that: (i) such installations and maintenance shall not unreasonably interfere with the ability of Tenant to conduct its business during normal working hours; (ii) any damage caused thereby to the Premises or Tenant’s property is promptly repaired and the Premises restored to the condition existing prior to such installation or maintenance, all at Landlord’s expense; and (iii) all installations shall be made behind walls or above hung ceilings.

Landlord may exercise any or all of the foregoing rights hereby reserved, subject at all times to the provisions of Article 6 hereof (to the extent applicable).

ARTICLE 22

Landlord’s Remedies

A. Default. The occurrence of any one or more of the following events shall constitute a “Default” by Tenant, which if not cured within any applicable time permitted for cure herein, shall constitute an “Event of Default” by Tenant which shall give rise to Landlord’s remedies set forth in Section 22(B) hereof: (i) failure by Tenant to make when due any payment of Rent, unless such failure is cured within ten (10) days after Landlord shall have delivered to Tenant a notice specifying such default; (ii) failure by Tenant to observe or perform any of the terms or conditions of this Lease or the Rules to be observed or performed by tenant other than as specified in clauses (i) or (viii) of this paragraph, unless such failure is cured within thirty (30) days after Landlord shall have delivered to Tenant a notice specifying such failure (provided that, if the nature of Tenant’s failure is such that more time is reasonably required to cure same or Tenant is delayed in or prevented from effecting such cure due to Unavoidable Delay, an Event of Default shall not exist if Tenant commences such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion and in fact effects said cure within an additional period of ninety (90) days); (iii) the making by Tenant of any general assignment for the benefit of creditors; (iv) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt under any bankruptcy or insolvency law, or the filing by or against Tenant under the arrangement or insolvency provisions of the United States Bankruptcy Code or under the provisions of any Law of like import (unless, in the case of an involuntary petition filed against Tenant, the same is dismissed within ninety (90) days); (v) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within ninety (90) days; (vi) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease; (vii) Tenant’s insolvency or admission of an inability to pay its debts as they mature; or (viii) there occurs a Transfer of this Lease, or the Premises or any part thereof, in violation of Article 20 hereof.

The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Law. To the extent that any of the foregoing notice periods provided for in this Article are greater than the notice periods required under any Law, such greater notice periods provided for herein shall substitute for such shorter notice periods required under such Law, and, to the extent not prohibited by such Law, any notices given pursuant to the terms hereof shall be deemed the notice required by any such Law.

B. Remedies.

1. If an Event of Default occurs, Landlord shall have, in addition to those rights and remedies described in Section 22(C) hereof, the rights and remedies hereinafter set forth, any and all of which may be, except as otherwise expressly provided herein, exercised with or without further notice and with or without demand whatsoever, concurrently or successively, and at such time or times and in such order as Landlord may from time to time determine:

a) Landlord may terminate this Lease and Tenant’s right to possession of the Premises and repossess the Premises by detainer suit, summary proceedings or other lawful means, and recover from Tenant as damages an amount of money equal to the sum of:

(i) any accrued and unpaid Rent as of the date this Lease is terminated including interest at the Default Rate (as hereinafter defined) on any accrued and unpaid amount from the time due until the time paid, and

(ii) as liquidated damages for Tenant’s obligations under the Lease for unpaid Rent which would have accrued after the date this Lease is terminated, the net present value of any unpaid Rent which would have accrued after the date this Lease terminated during the balance of this Term, less the net present value of the current market rate for the Premises for such period, after deducting from the current market rate for the Premises the Costs of Re-letting (as hereinafter defined) for such balance of the Term (such net amount not to be less than zero in any event, it being the intention of the parties that Landlord shall have no obligation to pay to Tenant or to offset against other sums Tenant owes to Landlord the excess, if any, of the net present value of current market rate over the net present value of said unpaid Rent).

For purposes of computing the amount of Rent herein that would have accrued after the date this Lease is terminated, Tenant’s Tax Payments and Tenant’s Operating Expense Payments, shall be projected, based upon the average rate of increase, if any, in such items from the Commencement Date through the date this Lease is terminated. Net present value shall be computed on the basis of a discount rate equal to the then-current yield on United States Treasury obligations having a maturity approximately equal to the residue of the Term as reasonably determined by Landlord.

b) Landlord may terminate Tenant’s right of possession and repossess the Premises by detainer suit, summary proceedings or other lawful means, without terminating this Lease (and if applicable Law permits, and Landlord shall not have expressly terminated this Lease in writing, any termination shall be deemed a termination of Tenant’s right of possession only), and recover from Tenant as damages an amount of money equal to the sum of:

(i) any accrued and unpaid Rent as of the date possession is terminated, including interest at the Default Rate on any accrued and unpaid amount from the time due until the time paid, and

(ii) sums equal to unpaid Rent reserved hereunder, payable on the due dates specified herein commencing on the date possession is terminated and ending on the then current Expiration Date, less any Base Re-Letting Proceeds (as hereinafter defined) received by Landlord during such period.

2. Landlord may bring suit or suits for the recovery of Landlord’s damages, or any installments thereof, from time to time as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord’s right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not theretofore reduced to judgment.

3. Without limiting the generality of Section 22(B)(1) hereof, an election by Landlord to terminate Tenant’s right to possession with respect to the Premises or exercise any one or more of its other rights and remedies, without terminating this Lease, shall not preclude a subsequent election by Landlord to terminate this Lease.

C. Cumulative Remedies. Except as otherwise expressly specified herein, Landlord shall have all of the rights and remedies available at law and in equity in addition to those rights and remedies specified herein, including without limitation the right to seek any declaratory, injunctive or other equitable relief.

D. Interest. Any damages payable pursuant to this Article that are not paid when due shall accrue interest from the due date at the Default Rate, until payment is received by Landlord. Such interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of such damages.

E. Certain Definitions. For purposes hereof:

1. The term “Base Re-Letting Proceeds” shall mean the total amount of rent and other consideration paid by any Replacement Tenants, less all Costs of Re-Letting. If the Premises shall be re-let in combination with other space, then Base Re-Letting Proceeds shall be apportioned on a square foot of Rentable Area basis.

2. The term “Costs of Re-Letting” shall include without limitation, all reasonable costs and expenses incurred by Landlord for any repairs, maintenance, changes, alterations and improvements to the Premises, brokerage commissions and reasonable attorneys’ fees required to enter into leases with Replacement Tenants, amortized over the terms of such leases to such Replacement Tenants with interest at the Default Rate (as defined below). Such Costs of Re-Letting shall be apportioned between costs and expenses allocable to the remaining balance of the Term (or, in the event of a subsequent termination of this Lease, what would have been the balance of the Term but for such termination) and the costs and expenses allocable to such portion of the term of the Replacement Tenant’s lease that extends beyond the remaining balance of the Term (or what would have been the remaining balance of the Term).

3. The term “Replacement Tenants” shall mean any person or entity to whom Landlord re-lets the Premises or any portion thereof pursuant to this Article provided that if such person is an affiliate of Landlord or such re-letting is not an arm’s-length transaction, rent with respect to such lease shall be deemed the greater of: (a) the rent actually paid by such person; or (b) the current market rate for the applicable space.

4. The term “Default Rate” shall mean the lower of: (a) the sum of: (i) the rate per annum equal to the prime rate of interest announced from time to time by JPMorgan Chase Bank, N.A. in Chicago, Illinois, or any successor as its corporate prime or base rate of interest (such rate to change from time to time as and when such corporate prime or base rate changes); plus (ii) two percent (2%); or (b) the highest rate permitted by applicable Law.

F. Landlord Action. If Tenant at any time fails to make any payment or perform any other act on its part to be paid or performed under this Lease following notice and the expiration of any applicable grace or cure period (or in the case of an emergency immediately), Landlord may, but shall not be obligated to, make such payment or perform such other act to the extent Landlord may deem desirable after delivering to Tenant an additional notice (except in the event of an emergency, in which case no additional notice shall be required) stating in BOLD PRINT that if Tenant shall fail to make such payment or perform such act within seven (7) days after Landlord delivers such notice, Landlord shall make such payment or perform such act, which notice shall identify with reasonable specificity the nature of the payments or acts to be made or performed by

Landlord, if applicable, any contractors to be engaged by Landlord (including a copy of the cost or bid proposal submitted to Landlord by such contractor (which proposal shall be the lowest of at least two bids obtained by Landlord from reputable union contractors capable of performing first-class work)). Tenant shall promptly reimburse Landlord within twenty (20) business days after demand for all reasonable actual, out-of-pocket expenses (including, without limitation, reasonable counsel’s fees and expenses) incurred in connection with Landlord’s payment or performance of Tenant’s obligations, and all such sums shall be deemed Additional Rent hereunder.

G. Other Matters. No re-entry or repossession, repairs, changes, alterations and additions, re-letting, acceptance of keys from Tenant, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or accept a surrender of the Premises, nor shall the same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express notice of such intention is sent by Landlord or its agent to Tenant. To the fullest extent permitted by Law, all rent and other consideration paid by any Replacement Tenant shall be applied: first, to the Costs of Re-Letting apportionable to the Premises and allocable to the remaining balance of the Term (or what would have been the balance of the Term but for termination of this Lease pursuant to this Article), second, to the payment of any Rent payable prior to the date Landlord recovers possession of the Premises from Tenant; third, to the damages payable by Tenant to Landlord pursuant to this Article, as the same become due, and any remaining sums shall be retained by Landlord. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant. The times set forth herein for the curing of Events of Default by Tenant are of the essence of this Lease. Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease.

H. Duty to Mitigate. Landlord shall use commercially reasonable efforts to mitigate its damages by attempting to re-let all or any part of the Premises to a Replacement Tenant, for such rent and upon such terms as shall be satisfactory to Landlord (including the right to re-let the Premises or a portion thereof for a term greater or lesser than that remaining under the Term of this Lease, the right to re-let the Premises as a part of a larger area and the right to change the character or use made of the Premises). For the purpose of such re-letting, Landlord shall have the right to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary in connection with any re-letting or proposed re-letting to any Replacement Tenant.

ARTICLE 23

Landlord Default

A. Landlord Default.

1. The occurrence of any one or more of the following events shall constitute a default by Landlord (a “Landlord Default”), which if not cured within any applicable time permitted for cure below, shall constitute a “Landlord Event of Default” and shall give rise to Tenant’s remedies set forth in Section 23(B) hereof: (i) failure by Landlord to make when due any payment to Tenant, unless such failure is cured within ten (10) days after Tenant shall have delivered to Landlord a notice specifying such Landlord Default; or (ii) failure by Landlord to observe or perform any of the terms or conditions of this Lease to be observed or performed by Landlord other than the payment of money, unless such failure is cured within thirty (30) days after Tenant shall have delivered to Landlord a notice specifying such failure (provided that, if the nature of Landlord’s failure is such that more time is reasonably required to cure same or Landlord is delayed in or prevented from effecting such cure due to Unavoidable Delay, a Landlord Event of Default shall not be deemed to have occurred if Landlord commences such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion and in fact effects said cure within such time as shall reasonably be necessary).

2. The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Law. To the extent that any of the foregoing notice periods provided for in this Article are greater than the notice periods required under any Law, such greater notice periods provided for herein shall substitute for such shorter notice periods required under such Law, and, to the extent not prohibited by such Law, any notices given pursuant to the terms hereof shall be deemed the notice required by any such Law.

B. Remedies. If a Landlord Event of Default occurs, except as otherwise expressly specified herein, Tenant shall have all of the rights and remedies available at law and in equity including without limitation the right to seek any declaratory, injunctive or other equitable relief, any and all of which may be exercised, except as otherwise expressly provided herein, with or without further notice and with or without demand whatsoever, concurrently or successively, and at such time or times and in such order as Tenant may from time to time determine.

C. Interest. Any amounts payable to Tenant under this Lease that are not paid prior to the expiration of any applicable notice and grace period shall accrue interest from the due date at the Default Rate until payment is received by Tenant. Such interest payments shall not be deemed consent by Tenant to late payments, nor a waiver of Tenant’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Tenant is entitled as a result of the late payment of such damages.

D. Notice to Superior Mortgagees and Superior Lessors. Tenant agrees to deliver to any Superior Mortgagee or Superior Lessor a copy of any notice of Landlord Default concurrently with and in the same manner that such notice is delivered to Landlord, provided that prior to the time that Tenant intends to give such notice Tenant has been notified of the name and address of such Superior Mortgagee or Superior Lessor (such party with respect to which Tenant has been so notified, a “Notified Party”). Tenant further agrees that the Notified Party shall have until the expiration of any cure period granted to Landlord hereunder with respect to such Landlord Default to cure same plus any additional period provided for in any SNDA or other agreement between Tenant and such Notified Party. Until the time allowed, as aforesaid, for the Notified Party to cure the Landlord Default has expired without cure, Tenant shall have no right to, and shall not, exercise remedies otherwise available to it in respect thereof, provided that nothing herein shall diminish Tenant’s right to any rent abatements described in this Lease, or the rights of Tenant provided in this Article.

ARTICLE 24

Conveyance by Landlord; Liability of Landlord and Tenant

A. If Landlord (“Existing Landlord”) shall convey or otherwise transfer the Building or the Property to a bona-fide, independent third-party, person or entity (“Landlord’s Transferee”), effective upon the date of such conveyance or transfer: (i) Landlord’s Transferee shall become landlord hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Existing Landlord which first arise after such date, except that Landlord’s Transferee shall be obligated to cure any default of Existing Landlord under this Lease that is continuing after such date; (ii) Tenant shall attorn to Landlord’s Transferee; and (iii) Existing Landlord shall, thereafter, be free of all liabilities and obligations hereunder which first arise after such date. Nothing herein shall be construed to restrict or prevent any conveyance or transfer by Existing Landlord.

B. It is expressly understood and agreed by Tenant that any liability of Landlord for damages for breach or nonperformance by Landlord of Landlord’s covenants, undertakings or agreements or otherwise arising under this Lease or in connection with the relationship of Landlord and Tenant hereunder, shall be collectible only out of Landlord’s interest in the Property, proceeds from the conveyance or other transfer of the Land and/or the Building or proceeds of insurance or a condemnation (or if Landlord is the beneficiary of a land trust, Landlord’s right, title and interest in such land trust), in each case as the same may then be encumbered (as long as any loan is from a lender that is not an affiliate of Landlord), and no personal liability is assumed by, nor at any time may be asserted against, Landlord’s members or its other owners, direct or remote, all such liability, if any, being expressly waived and released by Tenant. Similarly, none of the members or other owners of the Landlord Protected Parties shall have any personal liability herein. Tenant further expressly understands and agrees that if any instrument involving the Building is executed by an agent, member or representative of Landlord or its agent (“Landlord’s Agent”) on behalf of Landlord, Landlord’s Agent will be executing such instrument, not in its own right but solely as Landlord’s agent and that nothing in this Lease shall be construed as creating any liability whatsoever against such Landlord’s Agent, its owners, direct and remote, and their respective directors, officers or employees and in particular, without limiting the generality of the foregoing, there shall be no liability of Landlord’s Agent to pay any indebtedness or sum accruing thereunder, or to perform any covenant or agreement whether express or implied therein contained, it being agreed that Landlord shall have sole responsibility therefor. Nothing contained herein shall constitute a waiver or release of any of Landlord’s obligations under this Lease or limit the right of Tenant to name any current, former, or future partner, principal, officer, director, member or employee of Landlord as a party in any action or suit by Tenant against Landlord to the extent that applicable state Law or court rules or procedures require Tenant to name such partner, principal, officer, director, member or employee (rather than the Landlord entity) as parties to obtain a judgment against, or proceed against, Landlord or Landlord’s assets; provided, however, that no judgment resulting from any such suit or action shall be enforced against Landlord or any such partner, principal, officer, director, member or employee personally or against any of its assets (other than Landlord’s interest in the Property, proceeds from the conveyance or other transfer of the Land and/or the Building or proceeds of insurance or a condemnation (or if Landlord is the beneficiary of a land trust, Landlord’s right, title and interest in such land trust), in each case as the same may then be encumbered, as long as any loan is from a lender that is not an affiliate of Landlord).

ARTICLE 25

Waiver; Indemnification

A. Mutual Waivers.

1. To the extent permitted by Law, Tenant waives and releases the Landlord Protected Parties, Landlord’s Agent, and Landlord’s contractors, subcontractors and servants from all claims for damage to property and injuries to persons sustained by Tenant or any occupant of the Building or Premises relating to: (a) the Building or Premises or any part of either or any equipment or appurtenance becoming out of repair; (b) any accident in or about the Building; or (c) directly or indirectly, any act or neglect of any tenant or occupant of the Building or of any other person but the foregoing shall not be deemed to release any Landlord Protected Parties, Landlord’s Agent or Landlord’s contractors, subcontractors or servants from their own negligence or willful misconduct (except as waived under Section 10(C) hereof) or from any breach of the provisions of this Lease.

2. To the extent permitted by Law, Landlord waives and releases Tenant and Tenant’s agents, contractors, subcontractors, servants, subtenants and assignees from all claims for damage to property and injuries to persons sustained by Landlord or any occupant of the

Building or Premises relating to: (a) the Premises or any equipment therein or appurtenance thereto becoming out of repair; (b) any accident in or about the Building; or (c) directly or indirectly, any act or neglect of any tenant or occupant of the Building or of any other person but the foregoing shall not be deemed to release any of Tenant and Tenant’s agents, contractors, subcontractors, servants, subtenants or assignees from their own negligence or willful misconduct (except as waived under Section 10(C) hereof) or from any breach of the provisions of this Lease.

3. This Section shall apply especially, but not exclusively, to damage caused by the flooding of basements or other subsurface areas, refrigerators, sprinkling devices, air-conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether the damage results from the act or neglect of other tenants of the Building or of any other person and whether that damage caused or resulted from any thing or circumstance above mentioned or referred to, or any other thing or circumstance, whether of a like or of a wholly different nature.

B. Tenant’s Property. All property situated in the Building or the Premises and belonging to Tenant, its agents, contractors, subcontractors, employees or invitees or any occupant of the Premises shall be situated there at the risk of Tenant or such other person only, and Landlord shall not be liable for damage, theft, misappropriation or loss of that property, unless such damage, theft, misappropriation or loss is due to any negligent act or omission, willful misconduct or breach of Landlord’s obligations under this Lease subject to the provisions of Section 10(C) hereof.

C. Tenant Indemnity. Subject to the provisions of Section 10(C) hereof, Tenant shall protect, defend, indemnify and hold harmless the Landlord Protected Parties from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees and expenses) (collectively, “Damages”) suffered by a Landlord Protected Party directly or by reason of any claim, suit or judgment brought against such Landlord Protected Party to the extent arising out of or attributable to any negligent act or omission or willful misconduct of Tenant, its agents, employees, contractors or subcontractors or any breach of Tenant’s obligations under this Lease with respect to Tenant’s leasing of or operations in the Premises, including, but not limited to, bodily injury (including death) or property damage. If any claim for Damages is asserted or any such action is brought, Landlord shall give Tenant prompt notice thereof and Tenant shall resist and defend such claim, action or proceeding by counsel approved by Landlord or the applicable Landlord Protected Party (such approval not to be unreasonably withheld, conditioned or delayed); however, Tenant shall not be liable for the costs of any separate counsel employed by any Landlord Protected Party. Landlord hereby approves any counsel designated by Tenant’s insurance carrier. If it shall be finally determined by a court of competent jurisdiction that, pursuant to the foregoing provisions of this Section, Tenant is or was not required to indemnify or hold harmless any Landlord Protected Party from any such claim, action or judgment for Damages, Landlord shall (or shall cause the applicable Landlord Protected Party to) reimburse Tenant for all or such portion of the costs and expenses incurred by Tenant (or its insurance carrier) under this Section on account thereof plus interest at the Default Rate on such costs and expenses. Without limiting the generality of the foregoing, Tenant specifically acknowledges that the indemnity herein shall apply to claims in connection with or arising out of any Alteration Work and the installation, maintenance, use or removal of any cabling. Notwithstanding the foregoing, Tenant shall not be obligated to indemnify a Landlord Protected Party against such party’s own negligence or willful misconduct or breach of such party’s obligations under this Lease. Tenant’s obligations and liabilities pursuant to this Section shall survive the expiration or earlier termination of this Lease.

D. Landlord Indemnity. Subject to Section 10(C) hereof, Landlord shall protect, defend, indemnify and hold harmless Tenant, its partners, Affiliates and subsidiaries and their respective principals, officers, directors, members, employees, agents, contractors, subcontractors, and invitees (each, an “Indemnified Tenant Party”) from and against any and all Damages suffered by the Indemnified Tenant Party directly or by reason of any Landlord Default claim, suit, or judgment brought against such Indemnified Tenant Party and arising out of or attributable to any negligent act or omission or willful misconduct of Landlord, its agents, employees, contractors or subcontractors or any breach of Landlord’s obligations under this Lease with respect to the ownership, construction, equipping, installation or management of the Building, the Land and any common areas or parking facilities located thereon, including, but not limited to, bodily injury (including death) or property damage. If any claim for Damages is asserted or any such action is brought, Tenant shall give Landlord prompt notice thereof and Landlord shall resist and defend such claim, action or proceeding by counsel approved by Tenant or the applicable Indemnified Tenant Party (such approval not to be unreasonably withheld, conditioned or delayed); however, Landlord shall not be liable for the costs of any separate counsel employed by any Indemnified Tenant Party. Tenant hereby approves any counsel designated by Landlord’s insurance carrier. If it shall be finally determined by a court of competent jurisdiction that pursuant to the foregoing provisions of this Section, Landlord is or was not required to indemnify or hold harmless any Indemnified Tenant Party from any such claim, action or judgment for Damages, Tenant shall (or shall cause the applicable Indemnified Tenant Party) to reimburse Landlord for all or such portion of the costs and expenses incurred by Landlord (or its insurance carrier) under this Section on account thereof plus interest at the Default Rate on such costs and expenses. Notwithstanding the foregoing, Landlord shall not be obligated to indemnify any Indemnified Tenant Party for any Damages caused by such party’s negligence or willful misconduct or breach of such party’s obligations under this Lease. Landlord’s obligations and liabilities pursuant to this Section shall survive the expiration or earlier termination of this Lease.

ARTICLE 26

Security Deposit

Tenant shall deposit a security deposit (the “Security Deposit”) with Landlord as security for the prompt, full and faithful performance by Tenant of each and every provision of the Lease and of all obligations of Tenant hereunder in the Security Deposit Amount (as defined below). The Security Deposit shall be delivered not later than the date of execution of this Lease in the initial Security Deposit Amount. Unless an Event of Default has occurred and is then continuing, the Security Deposit shall be decreased to the lower Security Deposit Amounts on the dates described below.

1. The term “Security Deposit Amount” as used herein shall mean Four Hundred Eighty-Seven Thousand Five Hundred Dollars ($487,500) on the date of this Lease, with such Security Deposit Amounts being reduced to the following amounts on the following dates so long as no Event of Default exists on the date of any such scheduled reduction: (i) Three Hundred Ninety Thousand Dollars ($390,000) on the first anniversary of the Commencement Date, (ii) Two Hundred Ninety-Two Thousand Five Hundred Dollars ($292,500) on the second anniversary of the Commencement Date, (iii) One Hundred Ninety-Five Thousand Dollars ($195,000) on the third anniversary of the Commencement Date, and (iv) Ninety-Seven Thousand Five Hundred Dollars ($97,500) on the fourth anniversary of the Commencement Date.

2. If an Event of Default by Tenant then exists under the Lease, Landlord may use, apply or retain the whole or any part of the Security Deposit which is necessary for the payment of: (i) any Rent or other sums of money which Tenant may not have paid when due after any applicable cure period; (ii) any sum expended by Landlord on behalf of Tenant in accordance with the provisions of the Lease; or (iii) any sum which Landlord may expend or be required to expend by reason of any Event of Default under the Lease by Tenant, including, without limitation, any damage or deficiency in or from the reletting of the Premises as provided in Article 22 of the Lease. The use, application or retention of the Security Deposit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by the Lease or by law (it being intended that Landlord shall not first be required to proceed against the Security Deposit) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord for the purposes set forth above, Tenant agrees, within ten (10) days after the written demand therefor is made by Landlord, deposit cash security with Landlord in an amount sufficient to restore the then-current required Security Deposit Amount.

3. If Tenant shall fully and faithfully comply with all of the provisions of the Lease, the Security Deposit shall be promptly returned to Tenant without interest after the expiration or termination of the Term, whether pursuant to Articles 9 or 11 or otherwise, or upon any later date after which Tenant has vacated the Premises. In the absence of evidence satisfactory to Landlord of any permitted assignment of the right to receive the Security Deposit, Landlord may return the same to the original Tenant, regardless of one or more assignments of Tenant’s interest in the Lease or the Security Deposit. In such event, upon the return of the Security Deposit to the original Tenant, Landlord shall be completely relieved of liability under this Article 26 or otherwise with respect to the Security Deposit.

4. Tenant acknowledges that Landlord has the right to transfer its interest in the Building and in the Lease as to the extent set forth herein and Tenant agrees that if such a transfer occurs, Landlord shall have the right to transfer or assign the Security Deposit to the transferee. Upon such transfer or assignment and delivery of the Security Deposit to the transferee and such transferee’s written assumption of responsibility for the return of the Security Deposit to Tenant, Landlord shall thereby be released by Tenant from all liability or obligation for the return of such Security Deposit and Tenant shall look solely to such transferee for the return of the Security Deposit.

5. The Security Deposit may be in the form of a Letter of Credit (as defined below). If Tenant initially deposits a cash security deposit, Tenant may later replace such cash security deposit with a Letter of Credit. The term “Letter of Credit” as used herein shall mean an irrevocable, unconditional standby letter of credit in a form reasonably satisfactory to Landlord, with either an initial expiration date no earlier than ninety (90) days after the Expiration Date or an automatic renewal provision as described below, issued by a national banking association reasonably acceptable to Landlord having an office in Chicago (the “Issuing Bank”), which Letter of Credit shall be payable to Landlord upon demand made in the City of Chicago pursuant to presentation of an unconditional sight draft with a statement by Landlord that Landlord is entitled to draw thereunder pursuant to the terms of this Lease. With respect to any scheduled decreases in the Security Deposit Amount, Landlord shall accept an amendment to or replacement of the Letter of Credit reflecting such decrease within ten (10) business days after the applicable date, provided all conditions to such decrease have been satisfied. Unless the stated expiration date of the Letter of Credit is at least ninety (90) days after the Expiration Date, the Letter of Credit shall be automatically renewed unless the Issuing Bank shall deliver to Landlord a notice of non-renewal no later than thirty (30) days prior to the expiration of the Letter of Credit. In the event that the Issuing Bank has not timely renewed the Letter of Credit, Landlord shall be entitled to draw the full amount of the Letter of Credit and hold the same as a cash security deposit, subject to the same terms and conditions of this Article 26.

ARTICLE 27

Notices

Every notice or other communication to be given by either party to the other with respect hereto or to the Premises or Property, shall be in writing (whether or not stated elsewhere in this Lease) and shall be sent by: (a) hand; (b) served personally or by reputable overnight courier service (e.g. Federal Express) or (c) certified mail, return receipt requested, postage prepaid and posted in a United States Postal Service station or letter box in the continental United States addressed as follows:

If to Landlord:	111 N. Canal, LLC
c/o Sterling Bay Companies, LLC
1040 West Randolph Street
Chicago, Illinois 60607
Attn: Andrew Gloor

With a copy to:	111 N. Canal, LLC
c/o Sterling Bay Companies, LLC
1040 West Randolph Street
Chicago, Illinois 60607
Attn: Dean Marks, Esq.

If to Tenant:	All notices:

prior to the Commencement Date to:

Vivid Seats Ltd.
344 N Ogden, Suite 400
Chicago, Illinois 60607
Attn: Tom Spathis

on or after the Commencement Date to:

Vivid Seats Ltd.
111 N. Canal, Suite 800
Chicago, Illinois 60606
Attn: Tom Spathis

With a copy to:	Hinshaw & Culbertson LLP
222 N. LaSalle Street
Suite 300
Chicago, IL 60601
Attn: John A. Goldstein, Esq.

or to such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided (including, without limitation, any Notified Party, when required pursuant to Section 23(D) hereof). Every notice or other communication hereunder shall be deemed to have been given: (i) if sent by hand, upon the date received or the date delivery is refused; (ii) if sent by overnight courier for next business day delivery, on the next business day following the date such notice was sent; and (iii) if sent by mail, upon receipt or refusal to accept receipt. Notices not sent in accordance with the foregoing shall be of no force or effect until actually received by the foregoing parties at the addresses specified in this Article.

ARTICLE 28

Real Estate Brokers

Landlord and Tenant each represents that it has dealt only with CBRE, Inc. (“Landlord’s Broker”) and with Advocate Commercial Real Estate Advisors, LLC (“Tenant’s Broker”) as broker, agent, consultant or finder in connection with this Lease. Landlord agrees to pay to Landlord’s Broker and Tenant’s Broker all amounts owing to Landlord’s Broker and Tenant’s Broker in respect of the consummation of this Lease pursuant to separate commission agreements between Landlord and Landlord’s Broker and Tenant’s Broker. Landlord agrees to indemnify and hold Tenant harmless from all damages, judgments, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) arising from any claims or demands of any broker, agent, consultant or finder with whom Landlord has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation of this Lease. Tenant agrees to indemnify and hold Landlord harmless from all damages, judgments, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) arising from any claims or demands of any broker, agent, consultant or finder, other than Landlord’s Broker and Tenant’s Broker, with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation of this Lease.

ARTICLE 29

Covenant of Quiet Enjoyment

Landlord covenants and agrees that Tenant, on paying the Rent and on keeping, observing and performing all of the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof, free from hindrance by Landlord or any person claiming by, through or under Landlord.

ARTICLE 30

Miscellaneous

A. Binding. Each of the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to the provisions of Articles 20 and 24 hereof.

B. No Recording. Landlord and Tenant agree that this Lease shall not be recorded with the Recorder of Deeds of Cook County, Illinois.

C. Laws. This Lease shall be construed in accordance with the Laws of the State of Illinois. Landlord and Tenant hereby submit to the jurisdiction of the courts in and for the County of Cook, State of Illinois and each agrees that any action by Tenant against Landlord or Landlord against Tenant, as the case may be, shall be instituted in the County of Cook, State of Illinois and that Landlord shall have personal jurisdiction over Tenant for any action brought by Landlord against Tenant, and Tenant shall have personal jurisdiction over Landlord for any action brought by Tenant against Landlord in the County of Cook, State of Illinois.

D. Air. This Lease does not grant any legal rights to “light and air” outside of the Premises nor to any particular view or cityscape visible from the Premises.

E. Amendments. This Lease and the Exhibits hereto shall not be amended, changed or modified in any way except in writing executed by Landlord and Tenant.

F. Survival of Obligations. Any obligations of Landlord and Tenant accruing prior to the expiration of this Lease shall survive the expiration or earlier termination of this Lease, and Landlord and Tenant shall promptly perform all such obligations whether or not this Lease has expired or been terminated.

G. No Joint Venture. Nothing contained in this Lease shall be deemed or construed by the parties to this Lease, or by any third party, to create the relationship of principal and agent, partnership, joint venture, or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties to this Lease shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

H. Interpretation. Landlord and Tenant each acknowledge that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant notwithstanding the party which drafted same, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties.

I. Independent Covenants. Except as expressly provided herein with respect to offset and abatement, each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant, including without limitation the obligation to pay Base Rent and the obligation to pay Taxes and Operating Expenses, is a separate and independent covenant of Tenant, and is not dependent on any other provision of the Lease.

J. Time of Essence. Time is of the essence of this Lease and each of its provisions.

K. Exhibits. The Exhibits set forth in the Table of Contents or otherwise attached hereto are incorporated into this Lease by reference and made a part hereof.

L. Full Agreement. This Lease and the Exhibits contain all of the terms and agreements between Landlord and Tenant relating to the matters set forth herein and no prior or contemporaneous agreement or understanding pertaining to the same shall be of any force or effect, except any such contemporaneous agreement specifically referring to and modifying this Lease which is signed by Landlord and Tenant. Without limitation as to the generality of the foregoing, Tenant hereby acknowledges and agrees that Landlord’s leasing agents and field personnel are only authorized to show the Premises and negotiate terms and conditions for leases subject to Landlord’s final approval, and are not authorized to make any agreements or representations or create any binding understandings or obligations, respecting the condition of the Premises or Property, the suitability of the same for Tenant’s business, or any other matter, and no agreements, representations, understandings or obligations not expressly contained herein or in such contemporaneous agreement shall be of any force or effect.

M. Financial Statements. From time to time upon written request from Landlord, but no more than twice per each calendar year, Tenant agrees to provide its most recent annual consolidated financial statements, including a consolidated balance sheet, income statement and statement of cash flows, of Tenant for any fiscal year of Tenant. Such financial statements may, at Tenant’s option, be prepared in accordance with generally accepted accounting principles, consistently applied, and shall be certified by the chief financial officer or chief accounting officer of Tenant. Landlord shall execute a customary confidentiality letter in connection with the delivery of such financial statements, which shall permit Landlord to share such statements with its partners and lenders.

N. Captions and Severability. The captions of the Articles and Sections of this Lease are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation. If any term or provision of this Lease shall be found invalid, void, illegal or unenforceable with respect to any party hereto by a court of competent jurisdiction, it shall not affect, impair or invalidate any other terms or provisions hereof, or its enforceability with respect to the other party, the parties hereto agreeing that they would have entered into the remaining portion of this Lease notwithstanding the omission of the portion or portions adjudged invalid, void, illegal or unenforceable.

O. Tenant and Landlord Authority. Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with its terms. Landlord represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Landlord and constitutes the valid and binding agreement of Landlord in accordance with its terms.

P. Intentionally Omitted.

Q. OFAC. Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

If, in connection with this Lease, there is one or more guarantors of Tenant’s obligations under this Lease, then Tenant further represents, warrants and covenants either that (i) any such guarantor is a Regulated Entity or (ii) neither guarantor nor any person or entity that directly or indirectly (a) controls such guarantor or (b) has an ownership interest in such guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

Tenant covenants that during the term of this Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Section. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord in connection with the execution of this Lease is true and complete.

R. Construction of Certain Terms. For all purposes of this Lease: (1) all accounting terms shall have the meanings assigned to them in. accordance with GAAP; (2) the words “herein”, “hereof’, and “hereunder” and other words of similar import shall refer to this Lease as a whole and not to any particular Article, Section, or subdivisions; and (3) the term “including” shall mean “including, without limitation”.

ARTICLE 31

Termination Option

A. Provided no Event of Default exists on the date of delivery of the Early Termination Notice or on the Early Termination Date (each as defined below), at the option of Tenant, and subject to the restrictions hereafter, Tenant may elect to terminate this Lease as of the eighth (8th)

anniversary of the Commencement Date (the “Early Termination Date”). Tenant may exercise such right by delivering to Landlord, not later than twelve (12) months prior to the Early Termination Date, written notice of Tenant’s election to terminate the Lease (an “Early Termination Notice”) as of the Early Termination Date. Tenant shall pay to Landlord a termination payment (the “Termination Payment”) in the amount of $1,300,794.63, representing Landlord Contribution, brokerage commissions and rent abatement, each amortized on a straight line basis over the initial term of the Lease, at an annual interest rate of eight percent (8%). One half of the Termination Payment shall be due concurrently with the delivery of the Early Termination Notice, and the other half shall be due on the Early Termination Date.

B. If Tenant gives the Early Termination Notice and the required Termination Payment as provided herein, this Lease shall terminate as of the Early Termination Date. If Tenant does not give the Early Termination Notice and make the required Termination Payment as provided herein, at Landlord’s election the Lease shall continue in full force and effect. Such Termination Payment shall be deemed earned by Landlord upon receipt of Tenant’s Early Termination Notice. After giving the Early Termination Notice, Tenant shall continue to pay all Rent under the Lease for periods prior to the Early Termination Date, in addition to such Termination Payment. After the Early Termination Date, the terms of the Lease intended to survive the end of the Term shall continue in full force and effect.

ARTICLE 32

Renewal Option

A. Subject to the terms of this Article, Tenant shall have the option (“Renewal Option”) to extend the Term of the Lease for one additional five (5) year period (the “Renewal Period”). If Tenant desires to exercise the Renewal Option, Tenant shall deliver written notice (“Renewal Notice”) to Landlord at least twelve (12) months prior to the then current expiration of the Term. The Renewal Option shall be on the same terms and conditions as contained in this Lease, except Rent for the Renewal Period shall be the Fair Market Rental Value (as defined below). Notwithstanding any of the foregoing, any attempt by Tenant to exercise the Renewal Option by any method, or at any time, or in any circumstance, except as specifically set forth above, shall, at the sole option and discretion of Landlord, be null and void and of no force or effect. Furthermore, if an Event of Default is continuing on (i) the date Tenant delivers to Landlord the Renewal Notice or (ii) the date the Renewal Period would commence, Landlord shall have the option, on written notice to Tenant, to declare Tenant’s election to extend the Term to be void and of no effect. At such time as Rent is determined for the Renewal Period, Tenant agrees to execute any reasonable documents to evidence the Term, as extended, and Rent to be paid during the Renewal Period. At such time as Tenant notifies Landlord of its desire to renew the Lease, Landlord shall, within thirty (30) days of receipt of Tenant’s Renewal Notice, notify Tenant of Landlord’s determination of the Fair Market Rental Value (“Landlord Renewal Rental Notice”). Tenant shall, within thirty (30) days of its receipt of the Landlord Renewal Rental Notice, advise Landlord in writing of its election to (i) affirm its exercise of its Renewal Option based upon Landlord’s determination of the Fair Market Rental Value, (ii) elect arbitration pursuant to the arbitration procedure set forth below to determine the Fair Market Rental Value (“Arbitration”) or (iii) withdraw its Renewal Notice if Tenant has not elected Arbitration. If Tenant elects to renew this Lease, Tenant shall accept such renewal of the Premises in then as-is condition.

B. For purposes of this Article, “Fair Market Rental Value” shall mean an annual amount per rentable square foot that a creditworthy tenant would have to pay at comparable building located in a comparable location the Chicago Business District office market (the “Market”) giving appropriate consideration to annual rental rate per rentable square foot, rental escalations (including type, base year and stops), length of lease term, size and location of the premises being leased, allowances, concessions, rent abatement and other generally applicable terms and conditions prevailing for comparable renewal space in comparable buildings located in the Market and whether such allowances and other concessions are given to Tenant under this Renewal Option. If the parties do not agree on the Fair Market Rental Value and Tenant has elected Arbitration, the same shall be determined as follows.

C. Baseball Arbitration. If Landlord and Tenant are unable to reach agreement on Fair Market Rental Value within thirty (30) days, then prior to submitting their dispute to arbitrators, Landlord and Tenant shall each simultaneously submit to the other, within ten (10) days thereafter, its good faith estimate of Fair Market Rental Value in such situation. If the higher estimate is not more than one hundred five percent (105%) of the lower, then the Fair Market Rental Value shall be the average of the two estimates. If the higher estimate is more than one hundred five percent (105%) of the lower, then each party shall, within ten (10) days thereafter, appoint an arbitrator who shall have had at least 10 years’ experience evaluating and/or appraising rental office space in the Chicago office submarket. The arbitrators shall, within fifteen (15) days thereafter, select from the two estimates of Fair Market Rental Value submitted by Landlord and Tenant the one that is closer to the Fair Market Rental Value as determined by the arbitrators. If the arbitrators do not agree, then the arbitrators shall, within ten (10) days thereafter, appoint an umpire meeting the same qualifications required of the arbitrators, and who shall, within fifteen (15) days thereafter, make the final determination and select the estimate closest to the umpire’s determination of Fair Market Rental Value. The fees and costs of the umpire shall be borne by the party whose estimate is not chosen by the umpire. Landlord and Tenant shall each pay for the cost of its own appointed arbitrator.

ARTICLE 33

Right of First Refusal

Subject to the pre-existing rights of existing tenants, Landlord agrees that if at any time during the term of this Lease Landlord receives a letter of intent (“LOI”) that Landlord is prepared to accept for the lease of any space on the eighth (8th) floor of the Building (the “Refusal Space”), Tenant shall have the right and option (“Right of First Refusal”) to lease the Refusal Space on the following terms and conditions:

Landlord shall provide Tenant with a notice specifying the terms of the LOI, including the size and location of the applicable space and the length of the lease term and the other economic terms of the LOI (“RFR Notice”), and Tenant shall have the right, within ten (10) business days after receipt of the RFR Notice, to notify Landlord of Tenant’s election to lease the Refusal Space for (subject to the pre-existing rights of existing tenants) the longer of the balance of the remaining Term of this Lease or the length of the term in the RFR Notice. If Tenant does not give Landlord notice in writing within said ten (10) business day period that Tenant intends to exercise its rights hereunder, then Landlord shall be free to lease the offered Refusal Space pursuant to the LOI, and in such event Tenant’s rights hereunder with respect to such LOI (but not with respect to any other Refusal Space or other LOI) shall terminate; provided, however, that in the event a lease shall not be consummated within six (6) months of the RFR Notice, then Tenant’s rights hereunder shall be reinstated as to subsequent offers. Tenant’s Right of First Refusal must be exercised as to one hundred percent (100%) of the Refusal Space that is the subject of the RFR Notice. If Tenant elects to exercise its Right of First Refusal and so notifies Landlord of same within the aforesaid time period, then, in such case, Tenant shall lease the offered Refusal Space as of the availability date set forth in Landlord’s RFR Notice for a term equal to the longer of the balance of the remaining Term of this Lease or the length of the term in the RFR Notice and otherwise on the economic terms set forth in the RFR Notice, and Landlord and Tenant shall enter into an amendment to this Lease accomplishing the foregoing. If after the date that Tenant notifies Landlord of its election to expand into any Refusal Space and prior to possession of the Refusal

Space there shall be an Event of Default by Tenant under the Lease, Landlord shall have the option, on written notice to Tenant, to declare Tenant’s election to expand to be void and of no effect.

Notwithstanding the foregoing, the foregoing Right of First Refusal shall not apply to any short term (one year or less) lease to any tenant that has signed a lease for other space in the Building but is being accommodated on the eighth floor pending its occupation under such other lease.

ARTICLE 34

Rooftop Deck

As part of Landlord’s renovation of the Building and subject to obtaining all necessary approvals, Landlord expects to construct at the Building a common area roof deck (the “Rooftop Deck”). Tenant shall have the right, in common with other tenants, to utilize the Rooftop Deck, subject to such reasonable rules, regulations and restrictions as Landlord may from time to time impose upon such use. Notwithstanding the foregoing, Landlord reserves the right to prohibit access to the Rooftop Deck by Tenant or any other tenants for periods when the Rooftop Deck may be reserved for private functions. Upon completion of the Rooftop Deck, Tenant shall have the right to exclusive access and use of the Rooftop Deck for any two (2) days during a given calendar year at no cost to Tenant. Tenant shall submit its proposed date of use to the Landlord not later than three (3) months prior to the proposed date of use.

[Signatures to Follow on Separate Page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the day and year first above written.

TENANT:

VIVID SEATS LTD., an Illinois corporation

By:	/s/ Eric Vassilatos
Name:	Eric Vassilatos
Title:	President

LANDLORD:

111 N. CANAL, LLC,
a Delaware limited liability company

By:	/s/ Andy Gloor
Name:	Andy Gloor
Title:	Managing Member